Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
dated as of June 20, 2000
by and among
RURAL CELLULAR CORPORATION,
SACO RIVER TELEGRAPH AND TELEPHONE COMPANY (the “Company”),
and certain stockholders of the Company

TABLE OF CONTENTS

ARTICLE 1. DEFINED TERMS, USE OF PHRASES, RULES OF INTERPRETATION AND CONSTRUCTION
1.01	Defined Terms
1.02	Index of Definitions
1.03	Use of Phrases; Rules of Interpretation And Construction

ARTICLE 2. THE MERGER
2.01	Surviving Corporation
2.02	Articles of Incorporation
2.03	By-Laws
2.04	Directors
2.05	Officers
2.06	Closing Date
2.07	Additional Actions
2.08	Conversion of Company Common Stock
2.09	Conversion of Acquisition Sub Common Stock
2.10	Payment
2.11	Disbursement of Initial Shareholder Distribution Amount
2.12	Post Closing Adjustment
2.13	Determination of Final Shareholder Distribution Amount
2.14	Disbursement of Final Shareholder Distribution Amount

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY
3.01	Organization and Corporate Power
3.02	Authorization; No Contravention
3.03	Capitalization; Shareholders; Subsidiaries
3.04	Financial Statements
3.05	Business; Franchises and Regulations
3.06	Tariffs; Licenses
3.07	Rate Base
3.08	Over Billings; Refunds
3.09	Capital Improvements Required by State Authorities
3.10	Compliance with Law
3.11	Absence of Undisclosed Liabilities
3.12	Absence of Certain Developments
3.13	Title to Properties
3.14	Tax Matters
3.15	Insurance
3.16	Contracts and Commitments
3.17	Litigation
3.18	Environmental Matters
3.19	Investment Company
3.20	Employee Benefit Programs
3.21	Brokers or Finders
3.22	Corporate Records
3.23	Books of Account
3.24	Certain Employment Matters
3.25	Voting Agreements
3.26	No Material Misstatement or Omission
3.27	New Hampshire Wireless, LLC
3.28	No Claims by Shareholders
3.29	Cellular Customers
3.30	ILEC Customers

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF PARENT
4.01	Organization and Corporate Power
4.02	Authorization, No Contravention, Funding.
4.03	Brokers or Finders
4.04	No Survival
4.05	Formation of Acquisition Sub; Warranty of Article 5

ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF ACQUISITION SUB
5.01	Organization and Corporate Power
5.02	Authorization and No Contravention
5.03	Capitalization
5.04	Brokers or Finders
5.05	No Survival

ARTICLE 6. PARENT’S AND ACQUISITION SUB’S CONDITIONS OF MERGER
6.01	Certificate
6.02	Delivery of Documents
6.03	Compliance with Agreements
6.04	All Proceedings Satisfactory
6.05	Directors and Officers
6.06	Regulatory Matters
6.07	Litigation
6.08	Adverse Changes
6.09	Special Meeting
6.10	Materiality of Any Breach

ARTICLE 7. COMPANY’S CONDITIONS OF MERGER
7.01	Certificate
7.02	Compliance with Agreements
7.03	All Proceedings Satisfactory
7.04	Regulatory Matters
7.05	Litigation
7.06	Delivery of Documents

ARTICLE 8. COVENANTS; OTHER AGREEMENTS
8.01	Regular Course of Business
8.02	Amendments; Sales and Acquisitions
8.03	Capital Changes
8.04	Capital Expenditures
8.05	Access; Inspections
8.06	Borrowing
8.07	Property
8.08	Other Commitments
8.09	Financial Information
8.10	Consents and Authorizations
8.11	Notice of Transfer
8.12	Payment of Tax
8.13	Agreement to Defend
8.14	Further Assurances
8.15	Consents
8.16	Public Announcements
8.17	Regulatory Matters
8.18	Indemnification and Insurance
8.19	Employees; Other Benefits
8.20	Payment of Regulatory Fees
8.21	Shareholder Approval
8.22	Financing
8.23	Confidentiality
8.24	Survival of Obligations to Perform Covenants and Agreements
8.25	Survival of Representations and Warranties
8.26	Indemnification for Breach of Representation or Warranty
8.27	No Solicitation of Other Offers
8.28	Post-Closing Transition

ARTICLE 9. CLOSING

ARTICLE 10. GENERAL
10.01	Termination
10.02	Effect of Termination; Liquidated Damages
10.03	Amendments, Waivers And Consents
10.04	Governing Law; Consent to Jurisdiction
10.05	Section Headings
10.06	Notices and Demands
10.07	Counterparts
10.08	Severability; Complete Agreement
10.09	Expenses
10.10	Assignment
10.11	Accounting Terms
10.12	Parties
10.13	The Selling Stockholder Representative
10.14	Jury Waiver
10.15	Schedules
10.16	Dispute Resolution

List of Exhibits

Articles of Merger
Form of Legal Opinion of Company’s and Subsidiaries’ Corporate Counsel
Form of Legal Opinion of Company’s and Subsidiaries’ Local Counsel
Form of Legal Opinion of Company’s and Subsidiaries’ FCC Counsel
Quit Claim Deed With Covenant And Easement
Form of Mutual Release
Non-Competition, Non-Solicitation and Confidentiality Agreement
Escrow Agreement

AGREEMENT AND PLAN OF MERGER

             This AGREEMENT AND PLAN OF MERGER (“Agreement”) is made as of this 20th day of June, 2000 by and among SACO RIVER TELEGRAPH AND TELEPHONE COMPANY, a Maine corporation (the “Company”), the stockholders of the Company executing this Agreement (individually a “Larger Stockholder” and collectively the “Larger Stockholders”) who join this Agreement as to Sections 2.12(g)(i), 3.03(a), 3.25, 3.28, 6.09, 8.26, 8.27, and 10.02 only), and RURAL CELLULAR CORPORATION, a Minnesota corporation (“Parent”).

Recitals:

             WHEREAS, the respective Boards of Directors of the Company and Parent have approved the merger of SRTT Acquisition Corp., a Maine corporation to be formed by Parent as a directly or indirectly, wholly owned subsidiary (“Acquisition Sub”) with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth herein and in the articles of merger annexed as Exhibit A  (including the Amended and Restated Articles of Incorporation of Surviving Corporation, the “Articles of Merger”), as a result of which shareholders of the Company (other than shareholders who perfect dissenter’s rights) will be entitled to receive the consideration provided in this Agreement;

             WHEREAS, the Larger Stockholders control a sufficient number of shares of the Company to approve the Merger upon such terms as will permit the Buyer to acquire 100% control of the Company;  and

             NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, covenants and agreements hereinafter contained, the Company and Parent agree as follows, and the Larger Stockholders agree only as to Sections 2.12(g)(i), 3.03(a), 3.25, 3.28, 6.09, 8.26, 8.27 and 10.02 hereof:

Agreements:

ARTICLE 1.  DEFINED TERMS, USE OF PHRASES,
RULES OF INTERPRETATION AND CONSTRUCTION

             1.01      Defined Terms.   The following terms when used in this Agreement have the following meanings.

                           (a)         When used in this Agreement, “Person” means any individual, corporation, partnership, joint venture, limited liability company, trust or other unincorporated organization or any governmental entity, agency or political subdivision thereof.

                           (b)        A “Business Day” is any day which is not a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of Maine.

             1.02      Index of Definitions.   The following terms are defined in the provisions of this Agreement referred to below:

Acquisition Sub	Recitals
Acquisition Sub Common Stock	2.09
Adjustment Statement	2.12(d)
Affidavit	2.10(b)
Affiliate	3.20(e)(iii)
Affiliated Group	3.14(f)
Articles of Merger	Recitals
Business Day	1.01(b)
Certificate	2.08(a)
Closing	Article 9
Closing Date	2.06
Closing Date Balance Sheet	2.12(a)
Code	2.11(f)
Company	Preamble, Articles 3 and 8
Company Common Stock	2.08(a)
Contested Adjustments	2.12(d)
Contested Adjustment Notice	2.12(d)
Current Employees	2.14(f)
Daniels	3.21
Deposit	2.08(a)(i)
ERISA	3.20(b)
Easements	3.13(a)
Eligible Shareholder	2.08(a)
Eligible Shareholder List	2.10(a)
Employee Program	3.20(e)(i)
Enterprise Value	2.08(a)
Escrow Agent	2.11
Escrow Agreement	8.26(a)
Escrow Fund	2.10
Estimated Closing Balance Sheet	2.08(c)
Estimated Merger Consideration	2.08(c)
Excluded Assets	8.01(a)
Expense Fund	2.10
FCC	3.04
FCC License	3.05
Financial Statements	3.04
Final Order	7.04(b)
Final Shareholder Distribution Amount	2.12(b)
GAAP	2.12(a)
Governmental Authority	3.02
HSR Act	6.06(a)
IRS	3.20(a)
Independent Accountant	2.12(e)
Initial Shareholder Distribution Amount	2.10
Interested Persons	10.13(c)
Larger Stockholders	Preamble
Licenses	3.06(b)
Lien	3.02
Maintains	3.20(e)(ii)
Majority of the Voting Power	6.09
Material Adverse Effect	3.01(a)(ii)
MBCA	2.01
Merger	Recitals
Merger Consideration	2.08(a)
MPUC	3.02
New Hampshire Wireless Price Variable	2.08(a)(iii)
Nonparticipating Shares	2.08(b)
OSHA	3.10
Parent	Preamble
Parent Losses	8.26
Payment Agent	2.10
Payment Agent Agreement	2.10
Person	1.01(a)
Price Adjustments	2.08(a)
Properties	3.18(a)
Purchase Price Adjustment Settlement Date	2.12(f)
Related Documents	3.01(a)(iv)
Selling Stockholder Representative	10.13(a)
Settlement Amount	2.12(e)
Settlement Amount Certificate	2.12(e)
Special Meeting	8.23
SRTT	Preamble to Article 3
Subsidiary	3.03(b)
Surviving Corporation	2.01
Surviving Corporation Common Stock	2.09
Target Working Capital	2.08(c)
Tax	3.14(a)
Treasury Shares	2.08(b)
Warranty Obligation	8.26
Warranty Period	8.25
Working Capital	2.08(c)
Working Capital Adjustment	2.08(c)

             1.03      Use of Phrases; Rules of Interpretation And Construction.   The following provisions shall be applied wherever appropriate herein:

                           (a)         Unless otherwise stated, “herein,” “hereby,” “hereunder,” “hereof” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion of this Indenture in which any such word is used.

                           (b)        Unless otherwise stated, references herein to “Articles,” “Sections” and “subsections” are to the corresponding Articles, Sections or subsections of this Agreement.

                           (c)         Unless the context clearly requires otherwise, the singular shall include the plural and vice versa and the masculine shall include the feminine and vice versa.

                           (d)        The titles of Articles and Sections herein are for convenience only and are not a part of this Agreement.

ARTICLE 2.  THE MERGER

             2.01      Surviving Corporation.  In accordance with the provisions of this Agreement, the Articles of Merger, and the Maine Business Corporation Act (the “MBCA”), at the Closing Date, Acquisition Sub shall be merged with and into the Company, and the Company shall be the surviving corporation in the Merger (hereinafter sometimes called the “Surviving Corporation”).  At the Closing Date, the separate existence of Acquisition Sub shall cease.

             2.02      Articles of Incorporation.  As of the Closing Date, the Amended and Restated Articles of Incorporation attached as an exhibit to the Articles of Merger shall be the Articles of Incorporation of Surviving Corporation, until thereafter amended as otherwise provided by law or in such Articles of Incorporation.

             2.03      By-Laws.   The By-Laws of the Company as in effect at the Closing Date shall be the By-Laws of Surviving Corporation, until thereafter amended or repealed as provided by law.

             2.04      Directors.   The Directors of Acquisition Sub at the Closing Date shall, from and after the Closing Date, be the directors of Surviving Corporation and shall hold office from the Closing Date until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and By-Laws of Surviving Corporation, or as otherwise provided by law.

             2.05      Officers.   The officers of Acquisition Sub at the Closing Date shall, from and after the Closing Date, be the officers of Surviving Corporation and shall hold office from the Closing Date until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and By-Laws of Surviving Corporation, or as otherwise provided by law.

             2.06      Closing Date.   The Merger shall become effective at the time of filing of the Articles of Merger with the Maine Secretary of State in accordance with Section 903 of the MBCA.  The Articles of Merger shall be filed with the Maine Secretary of State on the Closing Date.  The date when the Merger becomes effective is herein referred to as the “Closing Date.”

             2.07      Additional Actions.   If, at any time after the Closing Date, Surviving Corporation determines that any deeds, bills of sale, assignments, assurances or any other acts or things are necessary or desirable (i) to vest, perfect or confirm, of record or otherwise, in Surviving Corporation, its right, title or interest in, to or under any of the rights, properties or assets of the Company acquired or to be acquired by reason of, or as a result of, the Merger, or (ii) otherwise to carry out the purposes of this Agreement, Surviving Corporation and its proper officers and directors shall be authorized to execute and deliver, in the name and on behalf of the Company, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of the Company, all such other acts and things necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to or under such rights, properties or assets in Surviving Corporation or otherwise to carry out the purposes of this Agreement.

             2.08      Conversion of Company Common Stock.

             (a)         Each share of the Company’s common stock, par value $10.00 per share (“Company Common Stock”) issued and outstanding at the Closing Date shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding and shall be converted into the right to receive from Parent a share of the aggregate consideration payable by Parent hereunder (the “Merger Consideration”) for all of the issued and outstanding Company Common Stock on the Closing Date.  The Merger Consideration, which shall be payable in accordance with the provisions of this Article 2, shall consist of the aggregate of the following:

(i)	One Hundred Eighty-five Million Dollars ($185,000,000) (the “Enterprise Value”) (which shall include the good faith deposit of $10,000,000 delivered to the Escrow Agent by Parent upon execution of this Agreement (the “Deposit”)); and

(ii)	less the sum of the following (collectively, the “Price Adjustments”):

	(A)	the amount of all indebtedness of the Company and its Subsidiaries for borrowed funds, including but not limited to (1) unsecured revolving lines of credit, (2) notes payable to banks, (3) note(s) payable to the FCC in connection with the Company’s acquisition of its Portland PCS licenses, (4) indebtedness to Company stockholders including debentures or notes, (5) capital leases, and (6) Saco River Communications Corporation’s proportionate share (whether 50% or 100%) of New Hampshire Wireless, LLC debt (if not otherwise reflected on the Closing Date Balance Sheet) and including, in each case, both current and long-term portions thereof, together with the amount of any prepayment penalties which would be incurred by the Company or its Subsidiaries if such indebtedness is prepaid as of the Closing Date (which for purposes of this provision, only, shall include any time up to any including the time that the Closing Date Balance Sheet is prepared);

	(B)	without duplication, the amount of all other liabilities of the Company and its Subsidiaries, other than deferred income taxes, which are required to be reflected on a balance sheet of the Company and its Subsidiaries as non–current liabilities, determined in accordance with GAAP;

	(C)	all amounts due by the Company or its Subsidiaries to their employees which relate to or become due upon the consummation of the Merger and which are not paid prior to the Closing Date and which are not reflected as a current liability on the Closing Date Balance Sheet;

	(D)	the amount of the broker’s fees, legal fees, accounting fees, success fees and similar costs incurred by the Company or its Subsidiaries in connection with this transaction, except to the extent the same are either paid from the Expense Fund or reflected as a current liability on the Closing Date Balance Sheet; and

	(E)	all amounts due to Company shareholders other than amounts due in the ordinary course of business to Company shareholders pursuant to arms length agreements which exist on the date hereof; and

(iii)	plus the amount of Five Million Four Hundred Thousand Dollars ($5,400,000), but only if Saco River Communications Corporation owns, on the Closing Date, one hundred percent (100%) of New Hampshire Wireless, LLC or of the PCS license that is the sole material asset of New Hampshire Wireless, LLC (the “New Hampshire Wireless Price Variable”).

(iv)	plus (or minus, if a negative number) an amount equal to: (A) the capital expenditures made by the Company and its Subsidiaries from January 1, 2000 through the date prior to the Closing Date, minus (B) an amount equal to: (I) $9,315 times (II) the number of days that elapse from and including January 1, 2000 through the date prior to the Closing Date.

The Merger Consideration is also subject to a Working Capital Adjustment as provided in Section 2.08(c).  Each certificate representing shares of Company Common Stock (each, a “Certificate”) shall be deemed at any time after the Closing Date to represent only the right to receive upon surrender to the Payment Agent a pro-rata share of the Merger Consideration in the amounts, at the times, and upon the conditions set forth in Sections 2.12 and 2.14.  Each holder of record of a Certificate or Certificates which immediately prior to the Closing Date represented outstanding shares of Company Common Stock shall hereinafter be referred to as an “Eligible Shareholder.”

                           (b)        Any share of Company Common Stock held as treasury stock (“Treasury Shares”) on the Closing Date shall, by virtue of the Merger, be canceled without payment of any consideration therefor and without any conversion thereof.  Treasury Shares shall hereinafter be referred to as “Nonparticipating Shares”, shall be canceled and extinguished without conversion thereof or payment therefor upon consummation of the Merger, and shall not be deemed to be within the definition of the Company Common Stock, unless the provision shall otherwise expressly require.

                           (c)         No sooner than the tenth (10th) day, nor later than the fifth (5th) day, before the Closing Date, the Company shall deliver to Parent an estimated proforma balance sheet of the Company (on a consolidated and consolidating basis), prepared in accordance with GAAP, as of the close of business on the Closing Date based on the books and records and other information then available, including the effect of any National Exchange Carrier Association “true-ups” not reflected on the Company’s consolidated financial statements as of the Closing Date (the “Estimated Closing Balance Sheet”), together with its good faith calculation and estimates of the Price Adjustments as of the Closing Date.  The Enterprise Value, as adjusted by the Price Adjustments, shall be increased by an amount equal to the difference between the Closing Date Working Capital (as defined in this Section 2.08(c)) of the Company as reflected on the Estimated Closing Balance Sheet and the amount of Six Million Nine Hundred Forty–two Thousand Four Hundred Eighteen Dollars ($6,942,418), determined as of December 31, 1999 (the “Target Working Capital”) if the Company’s Closing Date Working Capital exceeds the Target Working Capital, and shall be decreased by the amount of such difference if the Company’s Closing Date Working Capital is less than the Target Working Capital (the “Working Capital Adjustment”).  The amount payable by Parent or Acquisition Sub on the Closing Date shall be equal to the Enterprise Value, as adjusted by the Price Adjustments, the Working Capital Adjustment and, to the extent applicable, the New Hampshire Wireless Price Variable (the “Estimated Merger Consideration”).  For purposes of the foregoing calculation, “Closing Date Working Capital” means, subject to adjustment as provided in Section 2.12, current assets of the Company and its Subsidiaries calculated in accordance with GAAP, to the extent reflected on the Estimated Closing Balance Sheet, minus current liabilities of the Company and its Subsidiaries calculated in accordance with GAAP to the extent reflected on the Estimated Closing Balance Sheet;  provided, however, that for purposes of calculating the aggregate amount of current liabilities, the following current liabilities shall be excluded:  (i) the amount of the current portion of long–term debt reflected on the Estimated Closing Balance Sheet, to the extent same are included in the Price Adjustments pursuant to Section 2.08(a)(ii)(A), and (ii) the amount of the fees and expenses described in Section 2.08(a)(ii)(D) to the extent same will either be paid from the Expense Fund or are included in the Price Adjustments pursuant to said Section.

             2.09      Conversion of Acquisition Sub Common Stock.   Each share of common stock of Acquisition Sub (“Acquisition Sub Common Stock”) issued and outstanding at the Closing Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchangeable for one fully paid and nonassessable share of common stock, par value $10.00 per share, of Surviving Corporation (“Surviving Corporation Common Stock”).  From and after the Closing Date, each outstanding certificate theretofore representing shares of Acquisition Sub Common Stock shall be deemed for all purposes to evidence ownership of, and to represent the number of shares of, Surviving Corporation Common Stock into which such shares of Acquisition Sub Common Stock shall have been converted.

             2.10      Payment.  On the Closing Date, Parent shall deliver (by wire transfer) the following amounts:  (a) an amount equal to the amounts being paid (or estimated to be payable) by the Company pursuant to this Agreement, including without limitation Sections 2.12(g)(i), 2.13 and Section 10.09, as such amount is specified in a certificate delivered to the Parent by the Company at the Closing (the “Expense Fund”) to such Person as shall be designated by the Larger Stockholders; and (b) the remainder of the aggregate Estimated Merger Consideration, minus the amount of the Deposit, to the Payment Agent.  The amount delivered pursuant to subsection 2.10(b), less any amount to be withheld by the Payment Agent pursuant to the Payment Agent Agreement (to which neither Parent or Acquisition Sub shall be a party) in a form satisfactory to the Company in its sole discretion, is hereinafter referred to as the “Initial Shareholder Distribution Amount”.  On and after the Closing Date, $5,000,000 of the Deposit shall be referred to as, and deemed to be, the “Escrow Fund” with the remainder of the Deposit being transferred to the Payment Agent at Closing.

             2.11      Disbursement of Initial Shareholder Distribution Amount.

                           (a)         On the fifth (5th) day prior to the expected date of the Closing Date, the Company shall close its stock books (whereupon no further transfers of stock of the Company shall be permitted) and shall thereupon deliver to the Payment Agent a list setting forth the name and mailing address (as the same shall appear on the Company’s stock transfer books) of each Eligible Shareholder (the “Eligible Shareholder List”).

                           (b)        With regard to Eligible Shareholders, the Payment Agent shall promptly upon surrender of an Eligible Shareholder’s Certificate, (or delivery of an Affidavit of Loss stating that the holder of a Certificate has lost such Certificate together with an indemnity agreement providing for indemnification of the Company, Parent and Surviving Corporation, the Payment Agent, the Escrow Agent, and the Selling Stockholder Representative for any loss, damage or other expense resulting from a third party having a claim to such Certificate or the shares of stock underlying such Certificate (the “Affidavit”)) together with an appropriate stock power or other form of assignment separate from certificate, deliver to such Eligible Shareholder payment of the pro-rata share of the Initial Shareholder Distribution Amount represented by such Certificate (or Affidavit).  The pro-rata share of the Initial Shareholder Distribution Amount allocable to each share of Company Common Stock (other than Nonparticipating Shares) under this subsection 2.11(b) shall be determined by dividing: (i) the Initial Shareholder Distribution Amount, by (ii) the number of shares of Company Common Stock issued and outstanding on the Closing Date (excluding Nonparticipating Shares) held by all Eligible Shareholders.

                           (c)         Upon payment to an Eligible Shareholder of the amount required under Section 2.11(b), such Certificate shall be canceled and shall become null and void.

                           (d)        If an Eligible Shareholder (or the legal representative thereof) directs, in writing, that payment is to be made to a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition of payment of the pro-rata share of the Initial Shareholder Distribution Amount and Final Shareholder Distribution Amount, as the case may be, allocable to the shares of Company Common Stock represented by any Certificate (or Affidavit) that the Certificate so surrendered (or Affidavit so delivered) be properly endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, with signature guaranteed, and is otherwise in proper form for transfer, and that the Person requesting such payment shall pay any transfer or other taxes required by law as a result of such payment to a Person other than the record holder of the Certificate surrendered, or shall establish to the Payment Agent’s satisfaction that such tax has been paid or is not applicable.

                           (e)         None of the Escrow Agent, the Payment Agent, the Company, the Larger Stockholders, Parent or Acquisition Sub shall be liable to any former holder of Company Common Stock for any cash or other payment delivered to a public official pursuant to any abandoned property, escheat or similar laws.

                           (f)         The Payment Agent shall provide each Eligible Shareholder with an appropriate blank certificate that such Eligible Shareholder can use to certify that such Eligible Shareholder is not subject to “backup withholding” under the Code.  Unless the Payment Agent receives such certification, the Payment Agent shall deduct and withhold from the disbursement of any moneys to any Eligible Shareholder under this Section 2.11 or Section 2.14 such amounts as Parent is required to deduct and withhold with respect to the making of the payment of any withholding tax payments under the Internal Revenue Code of 1986, as amended (the “Code”), or under any provision of state, local or foreign tax law.  To the extent that amounts are so withheld by the Payment Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Eligible Shareholder in satisfaction of this Agreement.

                           (g)        No interest will be paid or accrued on any portion of the Initial Shareholder Distribution Amount payable to any Eligible Shareholder.  Any interest earned, or other gains or earnings received with respect to, moneys on deposit in the Escrow Fund shall be distributable to Eligible Shareholders only as part of each Eligible Shareholder’s pro-rata share of the Final Shareholder Distribution Amount in accordance with Section 2.14.

             2.12      Post Closing Adjustment.

                           (a)         Following the Closing Date, Parent shall immediately have an audited balance sheet of the Company (on a consolidated and consolidating basis) as of the Closing Date (the “Closing Date Balance Sheet”) prepared by Arthur Andersen LLP, which Closing Date Balance Sheet:  (i) shall be prepared in accordance with generally accepted accounting principles in effect from time to time (“GAAP”), applied in the same manner (unless manifest error can be shown) as applied by the accounting firm that prepared the Financial Statements, including the same adjustment for National Exchange Carriers Association “true-ups” referenced in Section 2.08(c), and (ii) shall contain a calculation of the Price Adjustments.  Parent shall deliver a copy of the Closing Date Balance Sheet to the Selling Stockholder Representative (appointed pursuant to Section 10.13) as soon as practicable following the Closing Date, but in any event within sixty (60) days thereof.  The parties shall have the right to dispute the Closing Date Balance Sheet as provided in subsections (c) through (f) of this Section.

                           (b)        [Intentionally omitted]

                           (c)         The Selling Stockholder Representative shall have the opportunity to review the Closing Date Balance Sheet and propose any adjustments thereto.  In connection with such review, Surviving Corporation shall provide the Selling Stockholder Representative access to inspect the books and records of the Company, and to consult with the Company’s accounting personnel, the independent accounting firm that prepared the Closing Date Balance Sheet, and the Company’s independent auditors, and Parent and Surviving Corporation shall cooperate fully with the Selling Stockholder Representative in connection with such review.  Within fifteen (15) Business Days after delivery of the Closing Date Balance Sheet to the Selling Stockholder Representative, the Selling Stockholder Representative shall notify Parent in writing whether the Selling Stockholder Representative agrees with the Closing Date Balance Sheet, or proposes any adjustments to the Closing Date Balance Sheet.  If the Selling Stockholder Representative states in such notice that it agrees with the Closing Date Balance Sheet, or if the Selling Stockholder Representative fails to deliver such notice (and the Adjustment Statement provided for in subsection (d), below) to Parent within the time set forth in this subsection (c), the post-closing adjustment shall be based on the Closing Date Balance Sheet prepared for Parent.

                           (d)        If the Selling Stockholder Representative proposes any adjustments to the Closing Date Balance Sheet, the notice under subsection (c), above, shall be accompanied by a written statement setting forth such proposed adjustments in detail (an “Adjustment Statement”).  Parent shall have the opportunity to review the Adjustment Statement and object to any such proposed adjustment.  Within fifteen (15) Business Days after delivery of the Adjustment Statement (if any) to Parent, Parent shall notify the Selling Stockholder Representative in writing whether Parent (i) agrees with the Adjustment Statement, or (ii) contests any such proposed adjustments.  If Parent elects to contest any such adjustments, such notice shall be accompanied by a written statement setting forth the basis for contesting such proposed adjustment or adjustments (the proposed adjustment or adjustments to which Parent objects are hereinafter referred to as the “Contested Adjustments” and Parent’s notice is hereinafter referred to as the “Contested Adjustment Notice”).  If (i) Parent states in such notice that it agrees with the Adjustment Statement, or (ii) Parent fails to deliver such notice to the Selling Stockholder Representative within the time set forth in this subsection (d), the post-closing adjustment shall be based on the Closing Date Balance Sheet incorporating all of the adjustments proposed in the Adjustment Notice.
                           (e)         If Parent timely delivers a Contested Adjustment Notice to the Selling Stockholder Representative, then Parent and the Selling Stockholder Representative shall use reasonable efforts to resolve their dispute regarding the Contested Adjustments, but if a final resolution thereof is not obtained within thirty (30) Business Days after Parent delivers the Contested Adjustment Notice to the Selling Stockholder Representative, the Selling Stockholder Representative and Parent shall promptly retain the Boston office of KPMG Peat Marwick or its successor (the “Independent Accountant”) to resolve any remaining disputes concerning the Contested Adjustments; and each of the Company, the Larger Stockholders, the Parent and the Acquisition Sub hereby represent and warrant that they have no recent, current or contemplated relationship with KPMG Peat Marwick, and that if such a relationship arises between the date hereof and the completion of the process described in this Section 2.12 that they will immediately inform the opposing party, and the opposing party shall then have the option to select an alternative Independent Accountant, provided that such Independent Accountant shall have had no recent, current or contemplated relationship with any of the Company, the Larger Stockholders, the Parent and the Acquisition Sub.  The Surviving Corporation shall provide the Independent Accountant access to inspect the books and records of the Company, and to consult with the Company’s accounting personnel, the independent accounting firm that prepared the Closing Date Balance Sheet, and the Company’s independent auditors, and Parent and Surviving Corporation shall cooperate fully with the Independent Accountant in connection with such review.  Within ten (10) Business Days after the Independent Accountant is retained, Parent and the Selling Stockholder Representative shall each submit to the Independent Accountant in writing their respective positions with respect to the Contested Adjustments, together with such supporting documentation as they deem necessary or as the Independent Accountant requests, and Parent and the Selling Stockholder Representative shall cause the Independent Accountant to, within thirty (30) Business Days after the Independent Accountant is retained, render its decision based on the positions and supplementary supporting documentation submitted to the Independent Accountant by Parent and the Selling Stockholder Representative as to the Contested Adjustments.  The decision of the Independent Accountant shall be in the form of a certificate (the “Settlement Amount Certificate”) setting forth the final amount of the Price Adjustments and any other adjustments to the amount of the Estimated Merger Consideration as of the date of the Closing Date, and the amount, if any, which the Selling Stockholder Representative shall cause to be paid to Parent or Parent shall cause to be paid to the Payment Agent, as the case may be (the “Settlement Amount”), in respect thereof pursuant to the provisions of subsection (f), below.  The determination of the Independent Accountant and the amounts specified in the Settlement Amount Certificate shall be conclusive and binding upon all parties and shall not be subject to the dispute resolution provisions of Section 10.16 (except in the case of a bona fide allegation of fraud or gross negligence on the part of the Independent Accountant in the discharge of its duties hereunder).  The Closing Date Balance Sheet shall be deemed to include all proposed adjustments not disputed by the Selling Stockholder Representative and those adjustments accepted or made by the decision of the Independent Accountant in resolving the Contested Adjustments.  One-half (½) of the fees and expenses of the Independent Accountant incurred in connection with the procedures set forth in this Section 2.12 shall be borne by Parent and one-half (½) shall be deducted from and paid out of the Expense Fund.

                           (f)         There shall be a “Purchase Price Adjustment Settlement Date” after the foregoing resolution processes are completed and the Settlement Amount, if any, payable by one party to the other has been determined, which shall mean the following, as applicable:

                                        (i)          if the Selling Stockholder Representative has not timely delivered an Adjustment Statement to Parent, then thirty-five (35) Business Days after the day the Selling Stockholder Representative receives the Closing Date Balance Sheet;
                                        (ii)         to the extent that the Selling Stockholder Representative timely delivers an Adjustment Statement to Parent and if Parent has not timely delivered a Contested Adjustment Notice, then twenty (20) Business Days after the day Parent receives the Adjustment Statement;

                                        (iii)        if Parent and the Selling Stockholder Representative have any disputes regarding Contested Adjustments and they resolve those disputes, then five (5) Business Days after such resolution;

                                        (iv)       five (5) Business Days after the Independent Accountant delivers the Settlement Amount Certificate, if applicable; or

                                        (v)        such other day as shall be agreed between Parent and the Selling Stockholder Representative, but in any event within one hundred eighty (180) Business Days after the Closing Date;

provided, however, that if any of the dates set forth in this subsection (f) shall not be a Business Day, then such date shall be adjusted to the next succeeding Business Day.

                           (g)        On the Purchase Price Adjustment Settlement Date:

                                        (i)          if the amount of the Settlement Amount is in favor of the Parent, the Selling Stockholder Representative shall cause to be paid to Parent the Settlement Amount by wire transfer of immediately available funds, which funds shall be drawn from the Escrow Fund, provided, however, that if the amount remaining on deposit in the Escrow Fund is less than the amount of such difference, then the entire amount remaining on deposit in the Escrow Fund shall be paid to Parent and none of the Company, the Selling Stockholder Representative, the Eligible Shareholders or any other Person shall be liable to any of Parent, Acquisition Sub or Surviving Corporation for all or any part of the amount by which such difference exceeds the amount remaining on deposit in the Escrow Fund; provided, however, concurrent with such payment to the Parent, the Larger Stockholders shall cause to be paid to the Escrow Agent an amount sufficient to replenish the Escrow Fund at $5,000,000; or

                                        (ii)         if the amount of the Settlement Amount is in favor of the Company’s stockholders, Parent shall cause the Settlement Amount to be paid to the Payment Agent.

             2.13      Determination of Final Shareholder Distribution Amount.

                           (a)         Within five (5) Business Days after the Purchase Price Adjustment Settlement Date, the Person holding the Expense Fund shall make the following distributions from the Expense Fund:

                                        (i)          to each of the Payment Agent, the Escrow Agent, and the Selling Stockholder Representative, the respective amounts necessary to effect a final payment to each of them of any out-of-pocket costs and disbursements which they have incurred in discharging their obligations pursuant to this Agreement for which they are entitled to be reimbursed pursuant to the Payment Agent Agreement, the Escrow Agreement, and the Selling Stockholder Representative Agreement, respectively;

                                        (ii)         to the Independent Accountant, the amount to be paid from the Expense Fund under the last sentence of Section 2.12(e); and

                                        (iii)        to the persons entitled thereto in payment of any unpaid legal, accounting and other professional fees and expenses, and other expenses (such as printing and mailing expenses) payable in connection with the transactions contemplated hereby for which an invoice has been theretofore delivered to the Selling Stockholder Representative.

                           (b)        The remaining amount in the Escrow Fund after any payment pursuant to Section 2.12(g)(i) shall be retained by the Escrow Agent for purposes of satisfying Warranty Obligations, if any.  After the expiry of the Warranty Period and satisfaction of any Warranty Obligations, or upon the establishment of an alternative arrangement as permitted by the Escrow Agreement (which shall be permitted no sooner than the first (1st) anniversary of the Closing Date) that otherwise secures the payment of amounts that might be due from the Escrow Fund, the amount remaining in the Escrow Fund, hereinafter be referred to as the “Final Shareholder Distribution Amount,” shall be delivered by the Escrow Agent to the Payment Agent for disbursement to the Eligible Shareholders in accordance with the procedures set forth in Section 2.14.
             2.14      Disbursement of Final Shareholder Distribution Amount.

                           (a)         Promptly after its receipt of the Final Shareholder Distribution Amount, the Payment Agent shall issue to each Eligible Shareholder who surrendered a Certificate (or delivered an Affidavit) in the manner required by Section 2.11(b), or to such Person’s transferee, payment of the pro-rata share of the Final Shareholder Distribution Amount represented by such Certificate (or Affidavit).

                           (b)        Subsections (d), (e), (f) and (g) of Section 2.11 shall apply to the disbursement of the Final Shareholder Distribution Amount pursuant to this Section 2.14.

ARTICLE 3.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

             The term, “Company,” wherever used in this Article 3, refers to the Company and each of its Subsidiaries, as hereinafter defined.  The term, “SRTT,” wherever used in this Article 3, refers to Saco River Telegraph and Telephone Company.  The Larger Stockholders hereby make the representations and warranties contained in Sections 3.03(a), 3.25, and 3.28, and SRTT represents and warrants as follows, all of which representations and warranties are made for the benefit of Parent and Acquisition Sub as of the date hereof and as of the Closing Date.

             3.01      Organization and Corporate Power.

                           (a)         Each Company:

                                        (i)          is a corporation duly organized, validly existing and in good standing under the laws of the State of Maine;

                                        (ii)         except as set forth onSchedule 3.01, is qualified to do business as a foreign corporation in each jurisdiction in which such qualification is required, except where failure to so qualify would not materially adversely effect the business or financial condition of the Company (hereinafter in all contexts, a “Material Adverse Effect”); and

                                        (iii)        has all required corporate power and authority to own its property and to carry on its business as presently conducted or contemplated.

                           (b)        SRTT has all required corporate power and authority to enter into and perform this Agreement and the “Related Documents” (the Articles of Merger and any and all other instruments and documents related to this Agreement), and generally to carry out the transactions contemplated hereby and by the Related Documents.

                           (c)         The copies of the Articles of Incorporation and By-Laws of the Company, as amended to date, which have been furnished to Parent are correct and complete at the date hereof.

                           (d)        Except as provided in Schedule 3.01, the Company is not in violation of any term of its Articles of Incorporation or By-Laws, or any agreement, instrument, judgment, decree, order, statute, rule or government regulation applicable to it, if such violation could have a Material Adverse Effect.
             3.02      Authorization; No Contravention.   Subject to the receipt of the approval of the SRTT’s shareholders, the execution and delivery of, and performance by the SRTT of its obligations under, this Agreement and the Related Documents have been duly authorized by all corporate action of the SRTT, and except as may otherwise be specifically provided in this Agreement, and, subject to the receipt of the approval of SRTT’s shareholders, each of this Agreement and the Related Documents constitutes the legal, valid and binding obligation of SRTT, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally, and general principles of equity and the availability of equitable remedies.  SRTT’s execution and delivery of this Agreement and the Related Documents, and its respective performance of the transactions contemplated hereby and thereby, will not, except as set forth on Schedule 3.02: (i)  violate, conflict with or result in a default under any contract, instrument, agreement, indenture, obligation or commitment to which the Company is a party or by which it or its assets are bound, or any provision of the Articles of Incorporation or By-Laws of the Company, or the creation of any Lien upon any of the properties or assets of the Company, except pursuant to this Agreement and the agreements contemplated hereby, and except where such violation, conflict, or default would not have a Material Adverse Effect the cure or the economic effect of which would in the aggregate exceed $50,000; (ii) violate or result in a violation of, or constitute a default under, any provision of any law, statute, ordinance, regulation or rule, or any decree, judgment or order of, or any restriction imposed by, any court or other federal, state or local governmental agency except where such violation or default would not have a Material Adverse Effect the cure or the economic effect of which would in the aggregate exceed $50,000; or (iii) require any notice to, filing with, or consent or approval of any governmental agency, body or instrumentality (whether federal, state, local or foreign) (each a “Governmental Authority”) or other third party (including, without limitation, the Maine Public Utilities Commission (“MPUC”) and the FCC (as defined in Section 3.04)).

             As used in this Agreement, “Lien” means any interest in property securing an obligation owed to, or claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes.  The term “Lien” includes reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances (including, with respect to stock, shareholder agreements, voting trust agreements, buy back agreements and all similar arrangements) affecting property.  For the purposes of this Agreement the Company shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, financing lease or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes and such retention or vesting shall be deemed to be a “Lien.”

             3.03      Capitalization;  Shareholders;  Subsidiaries.   SRTT and the Larger Stockholders make the representations and warranties set forth in subparagraph (a) of this Section 3.03, and only SRTT makes the representations and warranties set forth in subparagraph (b):

                           (a)         The authorized and issued capital stock of SRTT and of its Subsidiaries is as set forth on Schedule 3.03.  Schedule 3.03 lists each and all of the stockholders of SRTT and their respective stockholdings of SRTT.  The Larger Stockholders own, free and clear of all Liens, the Company Common Stock listed beside the name of each Larger Stockholder on Schedule 3.03.

                           (b)        All of the presently issued shares of capital stock of SRTT and its Subsidiaries have been duly and validly authorized and issued in accordance, in all material respects, with all applicable federal and state securities laws and are fully paid and non–assessable and, except as set forth on Schedule 3.03, are free and clear of all Liens.  The Company has not issued any other shares of its capital stock and, except as set forth on Schedule 3.03, there are no (i) outstanding warrants, options or other rights to purchase or acquire any of such shares, (ii) outstanding securities convertible into such shares, (iii) outstanding warrants, options or other rights to acquire any such convertible securities, or (iv) obligations of the Company to repurchase, redeem or otherwise acquire any of the securities referred to in (i), (ii) or (iii).  Except as set forth on Schedule 3.03, there are no preemptive rights with respect to the issuance or sale by the Company or its subsidiaries of their respective capital stock.  Except as set forth on Schedule 3.03, there are no restrictions on the transfer of the Company’s capital stock or of the capital stock of any subsidiary other than those arising from federal and state securities laws or under this Agreement.  Except as set forth on Schedule 3.03, no Company has any Subsidiaries (“Subsidiary” of any Person means any corporation or other entity of which more than fifty percent (50%) of the outstanding voting securities are at the time owned, directly or indirectly, by such Person) and the Company has not made any investments in, or loans or advances to, any other corporation, trust, partnership or business entity and is not a party to any joint venture.  All of the outstanding capital stock of, or other voting securities or ownership interest in, each Subsidiary is owned by the Company, directly or indirectly, free and clear of any Lien (except to the extent identified on Schedule 3.03) and free of any other limitation or restriction, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interest.
             3.04      Financial Statements.   Attached hereto as Schedule 3.04 are the Company’s consolidated and consolidating audited statements of income, cash flows and shareholders’ equity and the related balance sheets for the fiscal years ended December 31, 1998 and 1999, and the four months ended April 30, 2000 (the “Financial Statements”).  Except as set forth on Schedule 3.04, the Company does not have any material contingent obligations, liabilities or material forward or long-term commitments.  The Company Financial Statements have been prepared (i) to the extent required, in accordance with the rules and regulations of the MPUC and the Federal Communications Commission (or any successor agency, commission, bureau, department or other political subdivision of the United States of America) (the “FCC”); and (ii) in accordance with GAAP applied on a consistent basis, except that the interim financial statements have, in accordance with GAAP, been prepared without footnote disclosures and year-end audit adjustments, which will not, in any event, be material.  All of such Financial Statements present fairly in all material respects the financial condition of the Company as of the date thereof.  No event has occurred since such dates which would cause such Financial Statements not to present fairly in all material respects the financial condition of the Company as of the date thereof.

             3.05      Business;  Franchises and Regulations.   Except as set forth on Schedule 3.05, the Company has, to the best of its knowledge, ownership of and/or the right to use (i) all franchises, permits, licenses (other than any license, permit, approval or authorization granted or issued by the FCC (each an “FCC License”)  required by applicable law or regulation; and (ii) all patent, copyright, trademark, or other rights and privileges, in the case of both (i) and (ii), used in or necessary for the businesses as presently conducted or contemplated to be conducted by the Company or required or necessary to permit it to own its properties and to conduct its business as presently conducted or contemplated and neither its present nor contemplated activities infringe any such patent, copyright, trademark or other proprietary rights of others.

             3.06      Tariffs;  Licenses.

                           (a)         The regulatory tariffs applicable to the Company stand in full force and effect in accordance with their terms, and there is no outstanding notice of cancellation or termination or, to the Company’s knowledge, any threatened cancellation or termination in connection therewith.  Except as otherwise set forth on Schedule 3.06, the Company is not subject to any restrictions or conditions applicable to its regulatory tariffs that limit or would limit the operations of the Company (other than restrictions or conditions generally applicable to tariffs of that type).  Each such tariff has been duly and validly approved by the appropriate regulatory agency.  Except as otherwise set forth on Schedule 3.06, the Company is not in material violation under the terms and conditions of any such tariff, and there is no basis for any claim of material violation by the Company under any such tariff.  Except as provided in Schedule 3.06, there are no applications by the Company, nor any complaints or petitions by others, or proceedings pending or threatened, before the MPUC relating to the Company or its operations or regulatory tariffs.  To the knowledge of the Company, there are no material violations by subscribers or others under any such tariff.  A true and correct copy of each tariff applicable to the Company has been delivered to Parent.

                           (b)        Set forth on Schedule 3.06 are all of the FCC Licenses, state licenses and all other franchises, authorizations, permits, registrations and licenses (“Licenses”) held by the Company or New Hampshire Wireless, LLC.  Except as set forth on Schedule 3.06, each such License is valid and in full force and effect in accordance with its terms, and there is no outstanding notice of cancellation or termination or, to the Company’s knowledge, any threatened cancellation or termination in connection therewith nor are any of such Licenses subject to any restrictions or conditions that limit the operations of the Company or New Hampshire Wireless, LLC (other than restrictions or conditions generally applicable to licenses of that type).

                           (c)         There are no existing or, to the Company’s knowledge, threatened proceedings before the FCC, MPUC or any other Governmental Authority regarding the tariffs, the Licenses, or otherwise, that could reasonably be expected to result in the revocation, cancellation, suspension, nonrenewal, placement of restrictions on, or material adverse modification of any of the foregoing described Licenses or tariffs (except for proceedings that affect the telecommunications industry generally).
             3.07      Rate Base.       Except for amounts that are disallowed or excluded due to regulation applied generically to all local exchange carriers, the Company does not have any material amount of inventory, plant or equipment that has been disallowed from rate base or excluded from the revenue calculations for any pool, and the Company has not received notification that the FCC or any state regulatory authority or pool administrator proposes to exclude any assets from rate base or revenue calculations for the pools.  Except as shown in the Financial Statements or on Schedule 3.07, the Company is not directly or indirectly liable upon or with respect to (by discount, repurchase agreement or otherwise), or obliged in any other way to provide funds in respect of, or to guarantee or assume, any debt, obligation or dividend of any Person, except endorsements in the ordinary course of business in connection with the deposit in banks or other financial institutions of items for collection.

             3.08      Over Billings;  Refunds.   Except as set forth on Schedule 3.08, the Company has no liabilities for any customer over billings except where such liabilities would not, in the aggregate, exceed $50,000.

             3.09      Capital Improvements Required by State Authorities.           Except as set forth on Schedule 3.09, the Company is not required by any state regulatory body to make any material changes, upgrades or enhancements with respect to its physical plant, and the Company has no reason to believe that any such material changes, upgrades or enhancements will be so required in the foreseeable future.

             3.10      Compliance with Law.   Except as set forth on Schedule 3.10, to the best of its knowledge, the Company is not in violation of any statute, law, ordinance, regulation, rule or order of any foreign, federal, state or local government or any governmental department or agency (including, without limitation, the MPUC and the FCC), or any judgment, decree or order of any court, applicable to its business or operations except where any such violation is immaterial to the operations of the Company, and the conduct of the Company’s business is in conformity with all federal, state and local energy, public utility, health, workplace or worker safety and health, including but not limited to the Occupational Safety and Health Act of 1978, as amended from time to time (“OSHA”), and environmental requirements and all other federal, state and local governmental regulatory requirements (including, without limitation, requirements of the MPUC and the FCC) except where any such non-conformities individually or in the aggregate, and taking into account the passage of time and accumulation of penalties and other obligations, would not require curative expenditures by the Company of an amount in excess of $50,000.  The Company and New Hampshire Wireless, LLC, as the case may be, have all Licenses from, and has made all necessary filings with, all governmental agencies, including the MPUC and the FCC, required to conduct their respective businesses as the same are now being conducted.

             3.11      Absence of Undisclosed Liabilities.   Except as otherwise specifically set forth in the Company’s December 31, 1999 audited balance sheet or set forth on Schedule 3.04, the Company has no accrued or contingentliability or liabilities arising out of any transaction or state of facts existing prior to the date hereof, accrued, to become due, contingent, or otherwise, other than liabilities incurred by the Company after December 31, 1999 in the ordinary course of business.

             3.12      Absence of Certain Developments.   Except as specifically set forth on Schedule 3.12 and other than with respect to Excluded Assets, since December 31, 1999 there has been (i) no event out of the ordinary course of business resulting in a material adverse change in the assets, liabilities, properties, business, prospects or condition (financial or otherwise) of the Company;  (ii) no direct or indirect redemption or acquisition of, any of the capital stock of the Company;  (iii) no waiver of any valuable right of the Company or the cancellation of any debt or claim held by the Company; (iv) no loan by the Company to any officer, director, employee or shareholder of the Company, or any agreement or commitment therefor; (v) other than pursuant to the current contractual obligations set forth on Schedule 3.12, no increase, direct or indirect, in the compensation paid or payable to any officer, director, employee or agent of the Company where any such increase would not be fully liquidated as of the Closing Date; (vi) no material loss, destruction or damage to any property of the Company, whether or not insured; (vii) no strikes, work stoppages, union organizing or recognition efforts involving the Company and no material change in the personnel of the Company or the terms and conditions of any employment contracts to which it is a party; (viii) no acquisition or disposition of any assets (or any contract or arrangement therefor) nor any other transaction by the Company otherwise than in the ordinary course of business other than with respect to Excluded Assets; (ix) no change in accounting methods or practices by the Company affecting the Company’s assets, liabilities or business; and (x) no upward revaluation by the Company of any of the Company’s assets.
             3.13      Title to Properties.

                           (a)         Except as set forth on Schedule 3.13, the Company has good and marketable title to all of its properties and assets, free and clear of all Liens, except in such cases as would not have a Material Adverse Effect on the asset base or general operations of the Company.  All owned or leased real estate of the Company is set forth on Schedule 3.13.  Each lease to which the Company is a party is set forth on Schedule 3.13, a true and correct copy of each such lease has been provided to Parent and each such lease is in full force and effect and affords the Company peaceful and undisturbed possession of the subject matter of such lease.  No material default or event of default on the part of the Company or on the part of the lessor exists under any lease, and the Company has not received any notice of default under any such lease or any indication that the owner of the leased property intends to terminate such lease.  Except as specifically set forth on Schedule 3.13, the Company holds all easements and rights of way necessary to own, operate and maintain its physical plant (including all telephone lines) (the “Easements”) and, to the knowledge of the Company, the Company is not in breach of, or default under, any such Easement, and there are no materially burdensome limitations or obligations on the Company under any such Easement.

                           (b)        The Company is not in violation of any zoning, land-use, building or safety law, ordinance, regulation or requirement or other law or regulation applicable to the operation of its owned or leased properties, nor has it received any notice of violation with which it has not complied, in any case in which the consequences of such violation if asserted by the applicable regulatory authority would have a Material Adverse Effect.  All real property occupied pursuant to leases, and substantially all tangible personal property owned or leased by the Company and required for the purpose of carrying on its business and operations, is in good operating condition and repair, reasonable wear and tear excepted, and no material portion of any such real or personal property has suffered any damage by fire or other casualty which has not heretofore been completely repaired and restored to its original condition if and to the extent necessary or useful in the continued operation of its business.

             3.14      Tax Matters

                           (a)         The Company has filed all Tax reports and returns that it was required to file.  For purposes of this Agreement, “Tax” means any federal, state, local, or foreign income, gross receipts, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated or other tax, including any interest, penalty or addition thereto, whether disputed or not.  All such reports and returns were correct and complete in all material respects.  All Taxes owed by the Company (whether or not shown on any report or return) have been paid or there are adequate accruals therefor on the Financial Statements or the Closing Date Balance Sheet.  Except as set forth on Schedule 3.14, the Company is not currently the beneficiary of any extension of time within which to file any report or return.  Except as set forth on Schedule 3.14, no claim has been made within the last four (4) years by an authority in a jurisdiction where the Company does not file reports and returns that it is or may be subject to taxation by that jurisdiction.  There are no Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

                           (b)        Except as set forth on Schedule 3.14, the Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, shareholder or other third party, or there are adequate accruals therefor on the Financial Statements or the Closing Date Balance Sheet.

                           (c)         There is reasonable basis to believe that no authority will assess any additional Taxes for any period for which returns have been filed.  Except as set forth on Schedule 3.14, there is no dispute or claim concerning any Tax liability of the Company either (i) claimed or raised by any authority in writing, or (ii) as to which any of the directors and officers (and employees responsible for Tax matters) of the Company has knowledge based upon personal contact with any agent of such authority. Schedule 3.14 indicates all federal, state, local, and foreign income tax returns filed with respect to the Company for taxable periods ended on or after December 31, 1997 that have been audited or currently are the subject of an audit.  The Company has delivered to Parent correct and complete copies of all federal income Tax returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since December 31, 1997.
                           (d)        The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. The Company has not entered into a closing agreement pursuant to Code §7121.

                           (e)         The unpaid Taxes of the Company: (i) did not, as of December 31, 1999, exceed the reserve for Tax liability recorded as a current liability on December 31, 1999; and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing their Tax returns.

                           (f)         The Company has not filed a consent under Code §341(f) concerning collapsible corporations.  The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under any circumstances could obligate it to make any payments that will not be deductible under Code §280G.  The Company has not been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii).  The Company has disclosed on its federal income Tax returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code §6662.  Except as set forth on Schedule 3.14, the Company is not a party to any Tax allocation or sharing agreement.  The Company: (i) has not been a member of any affiliated group within the meaning of Code §1504(a), or similar group defined under a similar provision of state, local or foreign law (“Affiliated Group”) filing a consolidated federal income Tax return (other than a group the common parent of which was SRTT); and (ii) does not have any liability for the Taxes of any Person (other than any of the Company) under Treasury Regulation §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

             3.15      Insurance.   The Company has in force all policies of insurance described in Schedule 3.15, in the amounts and covering the risks described therein. The Company has not, within the last six (6) years, been refused any insurance coverage for which it has applied.

             3.16      Contracts and Commitments.   Except as set forth on Schedule 3.16, the Company, (i) is not a party to any contract, obligation or commitment which involves a potential commitment or aggregate payments in excess of Fifty Thousand Dollars ($50,000), or (ii) does not have any noncompetition agreements (whether or not with employees) employment contracts, stock redemption or purchase agreements, financing agreements, or agreements with officers, directors, employees or shareholders of the Company or persons or organizations related to or affiliated with any such persons.  Except as set forth on Schedule 3.16, the Company is not in default under any contract, obligation or commitment, and to the best knowledge of the Company, there is no state of facts which upon notice or lapse of time or both would constitute such a default, the consequences of which default if asserted by the other contracting party would have a Material Adverse Effect.

             3.17      Litigation.   Schedule 3.17 identifies all existing, pending or threatened litigation of any kind related in any way to the Company or, to the best knowledge of the Company, New Hampshire Wireless, LLC.  Except as set forth on Schedule 3.17, there is no investigation, action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency (including, without limitation, the MPUC or the FCC) now pending or, to the best knowledge of the Company, threatened against the Company or New Hampshire Wireless, LLC, or, to the best knowledge of the Company, any director, officer or key employee of the Company or New Hampshire Wireless, LLC, which has a reasonable possibility of calling into question the validity, or hindering the enforceability or performance, of this Agreement or any action taken or to be taken pursuant hereto or any of the other agreements and transactions contemplated hereby, or which might, individually or in the aggregate, have a Material Adverse Effect; nor, to the best knowledge of the Company, has there occurred any event or does there exist any condition on the basis of which any such litigation, proceeding or investigation might properly be instituted.
             3.18      Environmental Matters.   Except as set forth on Schedule 3.18:

                           (a)         No hazardous wastes, hazardous substances, or hazardous materials have been or are being generated, used, stored, treated, or otherwise managed on any real property owned or leased by the Company (the “Properties”) by the Company or any other persons, except in compliance with applicable law and regulations, and then only in the ordinary course of business as then conducted and only in such amounts as will not have an effect the cure or adverse economic effect of which exceeds $100,000 in the aggregate.  No hazardous wastes, hazardous substances, hazardous materials, oil, or petroleum products have been, are being, are intended to be, or are threatened to be spilled, released, discharged, disposed, placed, or otherwise caused to become located in the soil or water in, under, or upon any of the Properties by the Company, or by any other persons.  For purposes of this paragraph and paragraph (b) below, “hazardous wastes,” “hazardous substances,” “hazardous materials,” “oil,” and “petroleum products” shall have the meanings set forth in the federal Resource Conservation and Recovery Act, the federal Comprehensive Environmental Response, Compensation and Liability Act, the federal Hazardous Materials Transportation Act, the federal Clean Water Act, and corresponding state and local laws and ordinances, as such acts, laws, or ordinances may be amended through the date hereof, or as defined in any federal, state, or local regulation adopted under such acts, laws, or ordinances.

                           (b)        Except for liabilities in such amounts as will not have an effect the cure or advance economic effect of which exceeds $100,000 in the aggregate, the Company has no liability (contingent or otherwise) under, and is presently in compliance in all respects with, all federal, state, and local environmental laws, regulations, ordinances, and other requirements including, but not limited to, all laws, regulations, ordinances, and other requirements relating to the spilling, release, discharge, storage, treatment, disposal, management, control, and reporting of pollutants, contaminants, hazardous wastes, hazardous materials, hazardous substances, oil, petroleum products, and other materials which may pose a risk to human health or the environment.  The Company has not disposed or treated, or sent for disposal or treatment, any solid waste, pollutants, contaminants, hazardous wastes, hazardous materials, hazardous substances, oil or petroleum products except in the instances and to the facilities set forth on Schedule 3.18.

                           (c)         To the best of the Company’s knowledge, no circumstances exist to support any, and the Company has not received, and has no reason to believe it will receive any: (i) notice of violation of any federal, state, or local environmental law, regulation, ordinance, or other requirement; or (ii) notice of any suit, action, claim, liability (contingent or otherwise), or legal, administrative, or other proceeding concerning environmental conditions or matters, including but expressly not limited to notice of responsibility under the federal Comprehensive Environmental Response, Compensation and Liability Act or any similar state or local law, regulation, or ordinance.

             3.19      Investment Company.   The Company is not an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

             3.20      Employee Benefit Programs.

                           (a)         Schedule 3.20 lists every Employee Program (as defined in subsection (e)(i), below) that is currently in effect or has been Maintained (as defined in subsection (e)(ii), below) at any time during the period ending on the date hereof, or that has been approved but is not yet effective, for the benefit of any director, officer, employee or former employee of the Company or any of its Affiliates (as defined in subsection (e)(iii), below) or any beneficiary of any director, officer employee or former employee of the Company or any of its Affiliates.  As to each Employee Program set forth on Schedule 3.20, the Company or any of its Affiliates, shall deliver upon request a copy of: (i) the plan, agreement or arrangement; (ii) the trust, group annuity contract or other document(s) that provides the funding for the plan, agreement or arrangement; (iii) the three most recent annual Form 5500, Form 990 and Form 1041 reports; (iv) the most recent actuarial report or evaluation statement; (v) the most current summary plan description, booklet or other descriptive written materials, and each summary of material modifications prepared after the last summary plan description; (vi) the most recent Internal Revenue Service (“IRS”) determination letter and all rulings or determinations requested from the IRS after the date of that exemption letter; and (vii) all other correspondence from the IRS or the Department of Labor received that relates to one or more of the Employee Programs and is still pending.
                           (b)        Each Employee Program that has been or is sponsored by, participated in by or contributed to by the Company or any of its Affiliates: (i) is in substantial compliance with, including without limitation all reporting and disclosure requirements of, Part 1 of Subtitle B of Title 1 of  the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (ii) has had the appropriate Form 5500 filed, timely, for each year of its existence; (iii) has not engaged in any transaction described in ERISA §§406 or 407 or Code §4975 unless exempt under ERISA §408 or ERISA §4975, as applicable; (iv) has at all times complied with the bonding requirements of ERISA §412; (v) has no issue pending (other than the payment of benefits in the normal course) nor any issue resolved adversely to the Company or any of its Affiliates that may subject the Company or any of its Affiliates to the payment of the penalty, interest, tax or other amount; and (vi) can be unilaterally terminated or amended on no more than ninety (90) days’ notice.  All Employee Programs constituting group health plans Maintained by the Company or any of its Affiliates have been operated in compliance with Code §4980B(f).  No notice has been received by the Company or any of its Affiliates of an increase or proposed increase in the cost of any Employee Program set forth on Schedule 3.20.

                           (c)         All Employee Programs constituting employee pension benefit plans (as defined in ERISA §3(2)) that have been or are sponsored by, participated in by or contributed to by the Company or any of its Affiliates and that are intended to qualify under Code §401(a) have been submitted to and approved as qualifying under Code §401(a) by the IRS or the applicable remedial amendment period will not have ended before the period ending on the date hereof.  No facts have occurred that if known by the IRS should cause disqualification of those plans.  All employee pension benefit plans that have been or are sponsored by, participated in by or contributed to by the Company or any of its Affiliates, and to which Code §412 is applicable have fully complied with the funding requirements of that Section, and there is no accumulated funding deficiency as defined in ERISA §302(a)(2) (whether or not waived) in any one or more of those plans.  Each of the Company or any of its Affiliates has paid all premiums (and any interest, charges and penalties for late payments, if applicable) due the Pension Benefit Guaranty Corporation (“PBGC”) with respect to each employee benefit plans that it has sponsored, participated in or contributed to for which premiums are required.  No employee pension benefit plan Maintained by the Company or any of its Affiliates has been terminated under circumstances that would result in liability to the PBGC.  There has been no “reportable event” (as defined in ERISA §4043 and the regulations under that Section) with respect to any employee pension benefit plan that the Company or any of its Affiliates has sponsored, participated in or contributed to, that is subject to Title IV of ERISA, and that has or will result in a liability to the Company or any of its Affiliates.  Neither the Company nor any of its Affiliates has ceased operations at a facility so as to become subject to the provisions of ERISA §4062(e) , withdrawn as a substantial employer so as to become subject to the provisions of ERISA §4063 or ceased making contributions to any employee pension benefit plan subject to ERISA §4064(a) to which the Company or any of its Affiliates made contributions at any time since January 1, 1989, except as set forth on Schedule 3.20.  Except as described in Schedule 3.20, none of the Employee Programs Maintained by the Company or any Affiliate thereof has within the last six (6) years provided or promised healthcare or non-pension benefits to former employees (other than required by Part 6 of Subtitle B of Title I of ERISA).

                           (d)        Except as set forth on Schedule 3.20, (i) no collective bargaining agreement or other contract, written or oral, with any trade or labor union or association or organization of employees however dominated is in effect as of the date hereof with respect to the Company or any of its Affiliates and any union, or the Company or any of its Affiliates and their employees; and (ii) neither the Company nor its Affiliates has within the last six (6) years Maintained or participated in any multi-employer plan, as defined in ERISA §3(37).

                           (e)         For purposes of this section:

                                        (i)          “Employee Program” means all employee welfare benefit and employee pension benefit plans (as defined in ERISA §§ 3(1), 3(2) and 3(3)) and all other employee benefit agreements or arrangements (including without limitation deferred compensation plans, incentive plans, bonus plans or arrangements, stock option plans, stock purchase plans, golden parachute agreements, severance pay plans, dependent care plans, cafeteria plans, employee assistance programs, scholarship programs, employment contracts and consulting agreements).

                                        (ii)         An entity “Maintains” an Employee Program if such entity sponsors, contributes to, or provides benefits under such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries).

                                        (iii)        An entity is an “Affiliate” of the Company if it would have ever been considered a single employer with the Company under ERISA §4001(b) or part of the same “controlled group” as the Company for purposes of ERISA §302(d)(8)(C).              3.21      Brokers or Finders.   Other than Daniels & Associates, L.P. (“Daniels”), the Company has not engaged the services of any brokers or finders in connection with the execution of this Agreement.  All amounts owed to Daniels shall be payable solely from the Expense Fund, and said payment shall constitute payment in full of all obligations of the Company to Daniels and result in termination of the Company’s agreement with Daniels.

             3.22      Corporate Records.

                           (a)         The minute books of the Company contain true and complete records in all material respects of all meetings of, or written consents in lieu of meetings executed by, its board of directors (and all committees thereof) and shareholders;

                           (b)        All material actions and transactions taken or entered into by the Company, or otherwise requiring action by its board of directors or shareholders, have been duly authorized or ratified as necessary and are evidenced in such minute books;

                           (c)         Except as set forth on Schedule 3.22, the stock certificate books and stock records of the Company are true and complete in all material respects; and

                           (d)        The signatures appearing in such minute books, stock certificate books and stock records are the genuine signatures of the persons purporting to have signed them.

             3.23      Books of Account.   The books of account of the Company have been maintained in accordance with normal business practices and in accordance with GAAP, consistently applied, and accurately and fairly reflect all of the properties, assets, liabilities, transactions and appropriate accruals of the Company.

             3.24      Certain Employment Matters.

                           (a)         Schedule 3.24 contains a true and complete list of names and current hourly wage, monthly salary or other compensation of all employees of the Company, with a summary of existing bonus programs and arrangements, additional compensation and other benefits (whether current or deferred), if any, paid or payable to each such person for services rendered  or, determined as of the date hereof, to be rendered in the fiscal year ended December 31, 2000.  Schedule 3.24 contains a true and complete listing and summary description of all employment, deferred compensation, non-competition, confidential information and consulting agreements between the Company and its employees (excluding any bonuses or other compensation that the Company may pay to its employees in connection with the transaction contemplated by this Agreement, which shall be described in the Closing Date Balance Sheet).

                           (b)        Except as set forth on Schedule 3.24, the Company has complied in all material respects with all applicable laws relating to the payment and withholding of taxes, including income and social security taxes, and has withheld (and paid over to the appropriate authorities) all amounts required by local, state or federal law or by other agreement to be withheld from the wages or salaries of its employees.  The Company does not have any liability or obligation for any arrears of wages or benefits or any taxes or penalties for failure to comply with any of the foregoing.

                           (c)         Except as set forth on Schedule 3.24, the Company is not party to any contract with any labor organization, nor has it agreed to recognize any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any of its employees.  The Company does not have knowledge of any union organizing drive, union election or demand for recognition with respect to their respective employees.  Except as set forth on Schedule 3.24, the Company has not, within the last three (3) years, experienced any strike, work stoppage, grievance proceeding, claim of unfair labor practices or other significant labor difficulty of any nature, nor are any material claims pending or, to the best knowledge of the Company, threatened between the Company and its employees.

                          (d)        Except as set forth on Schedule 3.24, Company has not received notification that any of its current management employees presently plan to terminate employment, whether by reason of the transactions contemplated hereby or otherwise.  Except as set forth on Schedule 3.24, the employment of all persons presently employed or retained by the Company is terminable at will, and the Company will not be, pursuant to any current contract, arrangement or understanding, applicable law, or otherwise, obligated to pay any severance pay or other benefit by reason of the voluntary or involuntary termination of employment of any present or former employee, consultant, agent or manager, prior to, on or after the Closing Date.
             3.25      Voting Agreements.   Each director of the Company and each Larger Stockholder has executed a voting agreement, in form and substance reasonably satisfactory to Parent, providing that each such director and Larger Stockholder will, among other things (i) vote all of their shares of Company Common Stock in favor of the Merger at the Special Meeting (as defined herein); (ii) not dispose of such director’s or Larger Stockholder’s shares of Company Common Stock except (A) pursuant to the Merger and (B) subject to the limitations set forth in (iii) of this Section 3.25, pursuant to gifts or other transfers for no consideration provided, however, that no such gift or other transfer may occur unless the transferee, if not a party to said voting agreement, executes an instrument that binds the transferee to the voting agreement; and (iii) not take any actions inconsistent with the Closing (as defined herein).

             3.26      No Material Misstatement or Omission.   No statement of fact made by or on behalf of the Company in this Agreement or in any certificate, Schedule or exhibit furnished to Parent pursuant hereto, or otherwise delivered by the Company to Parent contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained therein or herein not misleading.  There is no fact relating to the Company, or the business, property, operations, or condition (financial or otherwise) of the Company, presently known to the Company which has not been disclosed to Parent and which materially adversely affects or in the future is reasonably likely to have an effect the cure or adverse economic effect of which exceeds $50,000.

             3.27      New Hampshire Wireless, LLC.  New Hampshire Wireless, LLC is a limited liability company formed under the laws of the State of Maine.  Saco River Communications Corporation owns fifty percent (50%) of all of the membership interests and controls fifty percent (50%) of all voting rights in New Hampshire Wireless, LLC.  Saco River Communications Corporation’s equal partner in New Hampshire Wireless, LLC is ACN, Inc.  There is no contract, instrument, agreement, indenture, obligation or commitment which restricts or limits in any way changes in control of the members of New Hampshire Wireless, LLC.  True and complete copies of all organizational documents, agreements between the members, and minutes of any meetings of the members or board of New Hampshire Wireless, LLC have been delivered to Parent.  To the best of the Company’s knowledge, ACN, Inc. has no claim, pending or threatened, against the Company or New Hampshire Wireless, LLC, relating to New Hampshire Wireless, LLC or otherwise, nor is there any reason to believe that ACN, Inc. has such a claim.  The Company is not in default of any of its obligations to ACN, Inc., and, to the best knowledge of the Company, ACN, Inc. is not in default of any of its obligations to the Company.

             3.28      No Claims by Shareholders. To the best knowledge of the Company, none of the shareholders of the Company now has or will have any pending or threatened claim against the Company other than for payment of said shareholder’s share of the Merger Consideration, nor is there any reasonable basis to believe that any shareholder may have such a claim.  Each Larger Stockholder represents, for that Larger Stockholder only, that said shareholder has no claims against the Company, other than for payment of that Larger Stockholder’s share of the merger Consideration, and that there is no basis for any such claim.

             3.29      Cellular Customers.  The number of revenue-producing customers of the Company’s non-wireline cellular telephone business on the Closing Date shall be not less than 20,000.

             3.30      ILEC Customers. The number of access lines serviced by SRTT as an independent local exchange carrier in the Buxton, Hollis and Waterboro exchanges shall be not less than 9,500 on the Closing Date.

ARTICLE 4.  REPRESENTATIONS AND WARRANTIES OF PARENT

             Parent hereby represents and warrants, which as to the Acquisition Sub such representations and warranties shall be true upon formation of the Acquisition Sub and shall remain true as of the Closing) to the Company as follows:
             4.01      Organization and Corporate Power.  Parent and each of its Subsidiaries (including, without limitation, Acquisition Sub: (a) is a corporation or other entity duly organized, validly existing and in good standing under the laws of its state of incorporation or organization; (b) is qualified to do business as a foreign corporation or other entity in each jurisdiction in which such qualification is required, except where failure to so qualify would not have a material adverse effect on Parent or its Subsidiaries and has all required organizational power and authority to own its property and to carry on its business as presently conducted or contemplated; and (c) is eligible and has no disability to hold licenses issued by the Federal Communications Commission and to be certified as a telecommunications public utility by the MPUC to the degree and in all respects as may be necessary or appropriate to consummate the transactions contemplated hereby.  Parent has all required corporate power and authority to enter into and perform this Agreement and the Related Documents and generally to carry out the transactions contemplated hereby and by the Related Documents.

             4.02      Authorization;  No Contravention;  Funding. Parent and Acquisition Sub represents and warrants that each understands the general nature of the business and the assets of the Company as described in the due diligence materials previously made available by the Company.  The execution and delivery of, and performance by Parent of its obligations under, this Agreement and the Related Documents and the delivery of the Merger Consideration have been duly authorized by all requisite corporate, director and shareholder action of Parent, and except as otherwise may be specifically provided in this Agreement, each of this Agreement and the Related Documents constitutes the legal, valid and binding obligation of Parent, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally, and general principles of equity and the availability of equitable remedies.  Parent’s execution and delivery of this Agreement and the Related Documents, and its performance of the transactions contemplated hereby and thereby, will not: (i) violate, conflict with or result in a default under any contract, instrument, agreement, indenture, obligation or commitment to which Parent is a party or by which it or its assets are bound, or any charter provision or By-Law of Parent, or the creation of any Lien; (ii) violate or result in a violation of, or constitute a default under, any provision of any law, statute, ordinance, regulation or rule, or any decree, judgment or order of, or any restriction imposed by, any court or other federal, state or local governmental agency; or (iii) except as set forth on Schedule 4.02, require any notice to, filing with, or consent or approval of any governmental authority or other third party which will not, prior to the Closing, have been duly and properly given, made or obtained by Parent; or (iv) result in any obligation to pay any amount under any rule or regulation of the Federal Communications Commission or other Governmental Authority other than an amount to be assumed and paid by Parent in accordance with said rule or regulation.  Prior to the date of this Agreement, and except as described in Section 8.22, Parent has entered into arrangements whereby funding for the transaction contemplated by this Agreement has been fully committed and which is not subject to any contingency which has not been disclosed to the Company in writing and for which the parties have entered into a written arrangement specifying the means of satisfying such contingency and the remedies, if any, for failure to do so.

             4.03      Brokers or Finders.   Neither Parent or any of its Subsidiaries has engaged in the services of any brokers or finders other than Donaldson, Lufkin & Jenrette in connection with the execution of this Agreement.  Parent shall be solely responsible for the fees, expenses and any other charges of Donaldson, Lufkin & Jenrette.

             4.04      No Survival.   The representations and warranties of Parent contained herein or in any certificate or other document delivered pursuant hereto shall survive the consummation of the transactions contemplated by this Agreement for a period of one (1) year.

             4.05      Formation of Acquisition Sub; Warranty of Article 5.    Parent shall cause Acquisition Sub to be duly formed, existing and good standing within three (3) days of the date hereof.  Parent hereby warrants that all representations and warranties of Acquisition Sub will be true upon such formation and shall remain true as of the Closing Date.

ARTICLE 5.  REPRESENTATIONS AND WARRANTIES OF ACQUISITION SUB

             Acquisition Sub hereby represents and warrants to the Company, as of its formation (which shall occur within three (3) days of the date hereof) and thereafter, as follows:
             5.01      Organization and Corporate Power.   Acquisition Sub (a) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation; (b) is qualified to do business as a foreign corporation in each jurisdiction in which such qualification is required, except where failure to so qualify would not have a material adverse effect on Acquisition Sub and (c) has all required corporate power and authority to own its property and to carry on its business as presently conducted or contemplated.  Acquisition Sub has all required corporate power and authority to enter into and perform this Agreement and the Related Documents and to generally carry out the transactions contemplated hereby and by the Related Documents, including without limitation, the fact that it is eligible and has no disability to hold licenses issued by the Federal Communications Commission and to be certified as a telecommunications public utility by the MPUC to the degree and in all respects as may be necessary or appropriate to consummate the transactions contemplated hereby.

             5.02      Authorization and No Contravention. The execution and delivery of, and performance by Acquisition Sub of its obligations under, this Agreement and the Related Documents have been duly authorized by all requisite corporate action of Acquisition Sub, and except as may otherwise be specifically provided in this Agreement, each of this Agreement and the Related Documents constitutes the legal, valid and binding obligation of Acquisition Sub, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally, and general principles of equity and the availability of equitable remedies.  Acquisition Sub’s execution and delivery of this Agreement and the Related Documents, and its performance of the transactions contemplated hereby and thereby, will not: (i) violate, conflict with or result in a default under any contract, instrument, agreement, indenture, obligation or commitment to which Acquisition Sub is a party or by which it or its assets are bound, or any charter provision or By-Law of Acquisition Sub or the creation of any Lien upon any of the properties or assets of Acquisition Sub, except pursuant to this Agreement and the agreements contemplated hereby; (ii) violate or result in a violation of, or constitute a default under, any provision of any law, statute, ordinance, regulation or rule, or any decree, judgment or order of, or any restriction imposed by, any court or other federal, state or local governmental agency; or (iii) except as set forth on Schedule 5.02, require any notice to, filing with, or consent or approval of any governmental authority or other third party which will not, prior to the Closing, have been duly and properly given, made or obtained.

             5.03      Capitalization.   The authorized and issued capital stock of Acquisition Sub is as set forth on Schedule 5.03.

             5.04      Brokers or Finders.   Acquisition Sub has not engaged in the services of any brokers or finders in connection with the execution of this Agreement.

             5.05      No Survival.   The representations and warranties of Acquisition Sub contained herein or in any certificate or other document delivered pursuant hereto shall not survive the consummation of the transactions contemplated by this Agreement; provided, however, that the foregoing sentence shall not affect the post-closing adjustment under Section 2.12.

ARTICLE 6.  PARENT’S AND ACQUISITION SUB’S CONDITIONS OF MERGER

             Parent’s and Acquisition Sub’s obligations hereunder shall be subject to compliance by the Company with its agreements herein contained and to the fulfillment to Parent’s and Acquisition Sub’s satisfaction on or before and at the Closing Date of the following conditions:

             6.01      Certificate. On the Closing Date one or more certificates to the following effect, executed by the President of the Company, shall be delivered to Parent:  (i) each of the conditions hereafter specified in this Section shall have been satisfied in all material respects; and (ii) the representations and warranties of the Company, its Subsidiaries, and the Larger Stockholders contained in this Agreement, including but not limited to the representations and warranties made in Article 3 shall be true and correct in all material respects with the same force and effect as though such representations and warranties had been made on and as of the Closing Date; provided, however, that this provision shall be deemed satisfied if the breach of any representation or warranty is susceptible to monetary cure and has been cured by the Company, or its Subsidiaries or the Larger Stockholders by a mutually agreeable reduction in the Merger Consideration; provided further, that if the necessary reduction in the Merger Consideration is more than $5,000,000, Parent has consented in writing to the reduction.

             6.02      Delivery of Documents.   The Company shall have executed and delivered to Parent (or shall have caused to be executed and delivered to Parent by the appropriate persons) the following:

                           (a)         Certified copies of resolutions of the Board of Directors of the Company authorizing the execution and delivery of this Agreement and the Related Documents;

                           (b)        A copy of the Company’s Articles of Incorporation certified as of a recent date by the Maine Secretary of  State;

                           (c)         A copy of the By-Laws of the Company certified by the secretary of the Company;

                           (d)        A certificate issued as of a recent date by the Maine Secretary of State certifying as to the Company’s current status as a Maine corporation;

                           (e)         True and correct copies of all consents, instruments and other documents specified in Section 6.06.

                           (f)         All other certificates and other documents reasonably requested by Parent.  The form and substance of all such certificates and other documents hereunder shall be reasonably satisfactory in all respects to Parent and its counsel;

                           (g)        The Escrow Agreement;

                           (h)        The written opinions of the Company’s corporate counsel, state regulatory counsel and FCC counsel in customary form and subject to customary limitations addressed to Parent and Acquisition Sub and dated as of the Closing Date in substantially the form of Exhibits B, C and D to this Agreement.

                           (i)          confirmation of the recording of the Quit Claim Deed With Covenant And Easement, dated on or before the Closing Date, in substantially the form of Exhibit E;

                           (j)          A Mutual Release in the form of Exhibit F to this Agreement;

                           (k)         As to each trust that is a stockholder of the Company, a certificate of the trustees in mutually satisfactory form, certifying to the trust instrument and the incumbency and authority of each trustee; and

                           (l)          A Non-Competition, Non-Solicitation and Confidentiality Agreement in the form of Exhibit G to this Agreement from each of the Larger Stockholders.

             6.03      Compliance with Agreements.   The Company, its Subsidiaries and the Larger Stockholders shall have performed and complied with all material agreements, covenants and conditions contained herein, in any other document contemplated hereby and all other Related Documents which are required to be performed or complied with by the Company on or before the Closing Date.

             6.04      All Proceedings Satisfactory.   All corporate and other proceedings taken prior to or at the Closing by the Company or the Larger Stockholders in connection with the transactions contemplated by this Agreement, and all documents and evidences incident thereto, shall be reasonably satisfactory in form and substance to Parent, and Parent shall receive such copies thereof and other materials (certified, if requested) as they may reasonably request in connection therewith.

             6.05      Directors and Officers.   Parent shall have received duly and validly obtained resignations of all directors and officers of the Company, its Subsidiaries, and New Hampshire Wireless, LLC (to the extent designated by the Company) whose resignation is requested by Parent, to be effective as of the Closing Date.
             6.06      Regulatory Matters.

                           (a)         All required waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”) if applicable, shall have expired or been terminated and the Company shall have paid fifty percent (50%) of any filing fee imposed under such Act in connection with the transactions contemplated by this Agreement and the Related Documents;

                           (b)        The MPUC and the FCC shall, to the extent required by law, have approved the consummation of the transactions contemplated hereby and such approvals shall: (i) be free of any terms, conditions or restrictions that are reasonably unacceptable to the Parent; and (ii) have become Final Orders.  “Final Order” means an action by the FCC or the MPUC as to which: (a) no request for stay of the action by the FCC or the MPUC, as the case may be, is pending, no such stay is in effect, and if any time period is permitted by statute or regulation for filing any request for such a stay, such time period has passed; (b) no petition for rehearing or reconsideration, or application for review, of the action is pending before the FCC or the MPUC, as the case may be, and the time permitted for filing any such petition or application has passed; (c) the FCC or the MPUC, as the case may be, does not have the action under reconsideration on its own motion and the time in which such reconsideration is permitted has passed; and (d) no appeal to a court, or request for stay by a court, of the FCC’s or MPUC’s action, as the case may be, is pending or in effect, and the deadline for filing any such appeal or request has passed.

                           (c)         The Company shall have obtained the consents and approvals: (i) to the matters described on Schedule 3.02; and (ii) from any other governmental or regulatory body having the authority to approve or otherwise consent to the transactions described herein (except where the failure to obtain such consents or approvals could not reasonably be expected to have a Material Adverse Effect), which consents and approvals shall be in full force and effect; except that no consent or approval shall be required to be obtained from the lenders referenced in Schedule 3.02.

             6.07      Litigation.   There shall be: (a) no investigation, action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency pending or threatened against the Company, any of its Subsidiaries or New Hampshire Wireless, LLC or, to the best knowledge of the Company, which would have a reasonable possibility of calling into question the validity, or hinder the consummation, enforceability or performance, as the case may be, of the Closing, this Agreement, any action taken or to be taken pursuant hereto or any of the other agreements and transactions contemplated hereby;  or (b) no claim made, pending or threatened by any Person asserting that such Person is (i) the holder or beneficial owner of, or has the right to acquire or obtain beneficial ownership of any shares of Company’s Common Stock or of any other voting, equity or ownership interest in the Company, any of its Subsidiaries, or New Hampshire Wireless, LLC or (ii) except for the Eligible Shareholders, is entitled to any portion of the Merger Consideration payable hereunder.

             6.08      Adverse Changes.   From the date hereof, through and including the Closing Date, and without regard to matters or actions undertaken pursuant to this Agreement, there shall have been:  (i) no material adverse change in the assets and properties of the Company, its Subsidiaries or New Hampshire Wireless, LLC, the business operations, liabilities, profits or financial condition of the Company, its Subsidiaries or New Hampshire Wireless, LLC; or (ii) no material damage to the assets and properties of the Company, its Subsidiaries or New Hampshire Wireless, LLC, caused by fire, flood, casualty, act of God or the public enemy or other cause, the loss of any of which is not adequately covered by insurance which, in either case, have, or are reasonably expected to have, a Material Adverse Effect; provided, however, that the condition described in (i) above shall not include adverse effects resulting from (1) changes in law, including without limitation Federal and State statutory and regulatory changes as well as adverse judicial actions of general applicability unforeseen on the date hereof; (2) changes in the competitive environment (including competition resulting from the introduction of new, or the repricing of existing, products or services by other telecommunications service providers, or the introduction of new technologies within the telecommunications industry); (3) changes not uniquely affecting the Company; its Subsidiaries or New Hampshire Wireless, LLC, or (4) generally applicable changes in the economic climate or conditions.

             6.09      Special Meeting.   The Company shall have called and held the Special Meeting (as defined herein), at which all of the shares of Company Common Stock held by the Larger Stockholders shall have been cast in favor of the Merger.   In addition, (i) the Company shall have provided all required notices pursuant to the MBCA advising each Eligible Shareholder of his, her or its right to dissent with respect to the Merger;  (ii) the period for exercising such dissenter’s rights shall have lapsed or all Eligible Shareholders shall have waived the exercise of such rights in writing;  and (iii) and the shares held by any Shareholders who have exercised dissenter’s rights, if any, constitute not more than three percent (3%) of the issued and outstanding shares of Company Common Stock.
             6.10      Materiality of Any Breach.   Notwithstanding anything in this Agreement to the contrary, no breach of any representation, warranty, covenant or other Agreement of the Company, its Subsidiaries or the Larger Stockholders herein stated shall be deemed to be material if:  (a) the economic effect of such breach in excess of any provision specified in the particular representation, warranty, covenant or other agreement, does not exceed $100,000, or the economic effect of all breaches (if more than one) in the aggregate, and in excess of any provision specified in the particular representation, warranty, covenant or other agreement, do not exceed $250,000; or (b) where such economic effect exceeds the limitations expressed in (a) the Company, either through reduction in the Merger Consideration, paying the costs of any performance bond, contractual indemnification, or by direct payment, has offered to make whole the Parent and the Acquisition Sub.

ARTICLE 7.  COMPANY’S CONDITIONS OF MERGER

             The Company’s obligation hereunder shall be subject to compliance by Parent and Acquisition Sub with their agreements herein contained and to the fulfillment to the Company’s satisfaction on or before and at the Closing Date of the following conditions:

             7.01      Certificate.   The representations and warranties of Parent and Acquisition Sub contained in this Agreement, including but not limited to the representations and warranties made in Articles 4 and 5 shall be true and correct in all material respects with the same force and effect as though such representations and warranties had been made on and as of the Closing Date; each of the conditions hereafter specified in this Article 7 shall have been satisfied; and on the Closing Date one or more certificates to such effect executed by the President and the Chief Financial Officer of Parent and Acquisition Sub shall be delivered to the Company.

             7.02      Compliance with Agreements.   Parent and Acquisition Sub shall have performed and complied with all agreements, covenants and conditions contained herein, in any other document contemplated hereby and all other Related Documents which are required to be performed or complied with by Parent and Acquisition Sub on or before the Closing Date.

             7.03      All Proceedings Satisfactory.   All corporate and other proceedings taken by Parent and Acquisition Sub prior to or at the Closing in connection with the transactions contemplated by this Agreement, and all documents and evidences incident thereto, shall be reasonably satisfactory in form and substance to the Company and Company shall receive such copies thereof and other materials (certified, if requested) as they may reasonably request in connection therewith.

             7.04      Regulatory Matters.

                           (a)         All required waiting periods under the HSR Act, if applicable, shall have expired or been terminated and Parent shall have paid fifty percent (50%) of any filing fee imposed under such Act in connection with the transactions contemplated by this Agreement and the Related Documents, and 100% of any fees and expenses (other than the Company’s or its Subsidiaries’ attorney fees) incurred in connection with obtaining MPUC and FCC approval of the transactions contemplated by this Agreement and the Related Documents.

                           (b)        The MPUC and the FCC shall, to the extent required by law, have approved the consummation of the transactions contemplated hereby and such approvals shall be by Final Order.

                           (c)         The Company shall have obtained the consents and approvals: (i) to the matters described on Schedule 3.02 (except as provided in the final clauses of Sections 6.06 and 10.01(a)(ii)); and (ii) from any other governmental or regulatory body having the authority to approve or otherwise consent to the transactions described herein, (except where the failure to obtain such consents or approvals could not reasonably be expected to have a Material Adverse Effect), which consents and approvals shall be in full force and effect.              7.05      Litigation.   There shall be no investigation, action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency pending or threatened against Parent or Acquisition Sub, or to the best knowledge of Parent and Acquisition Sub, any director, officer or key employee of Parent or Acquisition Sub which would have a reasonable possibility of calling into question the validity, or hinder the consummation, enforceability or performance, as the case may be, of the Closing, this Agreement, any action taken or to be taken pursuant hereto or any of the other agreements and transactions contemplated hereby.

             7.06      Delivery of Documents.   Parent and Acquisition Sub shall have executed and delivered to the Company (or shall have caused to be executed and delivered to the Company by the appropriate persons) the following:

                           (a)         Certified copies of resolutions of the Board of Directors of each of Parent and Acquisition Sub and the sole shareholder of Acquisition Sub, authorizing the execution and delivery of this Agreement and the Related Documents;

                           (b)        A certificate issued as of a recent date by the appropriate Secretary of State of the state of incorporation of each of Parent and Acquisition Sub certifying that each of Parent and Acquisition Sub is in good standing in such states;

                           (c)         True and correct copies of all consents, instruments and other documents specified in Schedules 4.02 and 5.02 attached hereto that have not otherwise been made available for review by the Company;

                           (d)        A copy of each of Parent’s and Acquisition Sub’s corporate charter certified as of a recent date by the appropriate Secretary of State;

                           (e)         A copy of the By-Laws of each of Parent and Acquisition Sub certified in each case by the secretary of the pertinent corporation;

                           (f)         All other certificates and other documents reasonably requested by the Company.  The form and substance of all such certificates and other documents hereunder shall be reasonably satisfactory in all respects to the Company and its counsel;

                           (g)        The Escrow Agreement;

                           (h)        Evidence of payment of the amounts required by Section 2.10;

                           (i)          Their consent to the release of all but $5,000,000 of the Deposit from the Escrow Account to the Payment Agent;

                           (j)          The written opinion of the Parent’s and Acquisition Sub’s corporate counsel addressed to each of the Larger Stockholders and the Selling Stockholder Representative and dated as the Closing Date reasonably acceptable to counsel to the Company; and

                           (k)         A Mutual Release in the form of Exhibit F to this Agreement

ARTICLE 8.  COVENANTS; OTHER AGREEMENTS

             Until the Closing Date (unless provided otherwise herein), each of Parent, Acquisition Sub, the Company and the Larger Stockholders (as to Sections 8.26 and 8.27 only) agree that they shall act, or refrain from acting where so required, to comply with the provisions of this Article 8.  Unless otherwise specified the term, “Company,” wherever used in this Article 8, refers to the Company and its Subsidiaries.

             8.01      Regular Course of Business.
                           (a)         Generally.  Except with respect to the Excluded Assets listed on Schedule 8.01 (the “Excluded Assets”), the Company shall operate its business consistent with past management practices, shall maintain all of its properties and equipment in customary repair, order and condition, shall maintain (except for expiration due to lapse of time or cancellation by another party pursuant to the terms thereof) in the ordinary course of business all leases and contracts in effect without change except as expressly provided herein and shall comply with the provisions of all laws, regulations and orders of Governmental Authorities and all Company franchises applicable to the Company and the conduct of its business.  Except as set forth on Schedule 8.01, the Company shall comply, without modification, with all contracts and commitments relating to capital expenditures as set forth on Schedule 3.09.  The Company shall maintain its financial and accounting records in a manner consistent with that employed at December 31, 1999.

                           (b)        Compensation.  Without the prior written consent of Parent, the Company shall not hire or fire any employee (except in a manner consistent with past practice) and shall not grant any material increase in the compensation of any employee holding a position as senior or more senior than department manager, except in the ordinary course of business or with the prior written consent of Parent; provided that the Company shall not be restricted in paying bonuses or severance payments to the extent that such amounts are (i) liquidated on or before the Closing Date, (ii) wholly reflected in the Price Adjustments or Working Capital Adjustment and (iii) create no on-going obligations to be met by the Surviving Corporation.

                           (c)         Insurance.  The Company shall maintain in full force and effect its insurance policies with the coverage and in the amounts set forth on Schedule 3.15.

                           (d)        Claims.  The Company shall promptly notify Parent of any actions, claims, complaints, lawsuits or investigations that may be commenced against it.

                           (e)         Supplement.  From time to time prior to the Closing Date, the Company shall promptly notify Parent of any material changes with respect to the information set forth in this Agreement or the Schedules hereto and of any matters hereafter arising which, if in existence at the date hereof, would have been required to be set forth in this Agreement or the Schedules hereto;  provided, however, that such notification shall not constitute an amendment to this Agreement or any of such Schedules unless expressly agreed in writing by Parent.

             8.02      Amendments; Sales and Acquisitions.   No change or amendment shall be made to the Articles of Incorporation or By-Laws of the Company.  The Company shall not merge into or consolidate with any other Person, sell or acquire any assets (except in the ordinary course of business) or acquire or make any investment in any Person, or otherwise change the character of its business.

             8.03      Capital Changes.   The Company shall not issue or sell any securities of the Company or options, warrants or other rights to subscribe for, any such securities.

             8.04      Capital Expenditures. The Company agrees that it shall use its commercially reasonable efforts to make capital expenditures for the purposes of the Company and its Subsidiaries prior to the Closing Date at the rate of Ninety-three hundred and fifteen dollars ($9,315) per day measured from January 1, 2000.  Without the prior written consent of Parent, the Company shall not make any commitments for capital expenditures in excess of Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate, except: (a) as provided in Schedule 3.09, or (b) for improvements described in the existing capital expenditures budgets.

             8.05      Access;  Environmental Inspections.

                           (a)         Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject (from which such party shall use its reasonable best efforts to be released), the Company shall afford to the officers, employees, accountants, counsel and other representatives of Parent, reasonable access, during the period prior to the Closing Date, to all of its properties, books, contracts, commitments and records and, during such period, the Company shall furnish promptly to Parent all information concerning the Company’s business, properties and personnel as Parent may reasonably request, and the Company shall make available to the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the Company’s business, properties and personnel as Parent may reasonably request.  Parent shall keep such information confidential in accordance with the terms of Section 8.23.  Parent shall have the opportunity upon reasonable notice to meet with the employees of the Company, and the Company shall make such introductions as may be reasonably requested.  The Company agrees to cooperate with any reasonable request of Parent for a site assessment or review concerning any environmental matter, including making available such personnel, documents, records or other information of the Company as Parent may reasonably request.

                           (b)        Parent and Acquisition Sub agree to commence any Phase I environmental site assessment (“ESA”) which they choose to perform promptly following the execution of this Agreement and to use their best efforts to cause the same to be completed within sixty (60) days from the date hereof.  Any Phase II ESA work which is recommended and which Parent and Acquisition Sub choose to perform will be performed as soon as commercially feasible, but shall in any event not delay the Closing.  Parent and Acquisition Sub will promptly furnish copies of all ESA reports to the Company, and notify the Company of any related indemnification claim for breach of Section 3.18, and furnish copies of any reports relating to estimates of related Parent Losses.  The results of any and all ESA work conducted by or on behalf of Parent shall be kept absolutely confidential with the sole exceptions described herein or as expressly imposed by law.

             8.06      Borrowing.   Without the prior written consent of Parent, the Company shall not incur, assume or guarantee any indebtedness or obligation not reflected on the Financial Statements, except for drawings up to $1,000,000 on the Company’s line of credit with the Key Bank in the ordinary course of business.  Notwithstanding anything in this Agreement to the contrary, the Company agrees not to repay the indebtedness described in Sections 2.08(a)(ii)(A)(3) and (6) unless and until the Company reasonably believes that such repayment may contribute to the timely completion of the conditions to Closing.

             8.07      Property.   The Company shall not (i) sell, transfer, or dispose of any of its assets and properties other than Excluded Assets, or allow any of its assets and properties to become subject to a Lien, except in the ordinary course of business, or (ii) agree to the sale, transfer or other disposition by New Hampshire Wireless, LLC of its PCS license.

             8.08      Other Commitments.   Except as set forth in this Agreement or permitted in writing by Parent, the Company shall not enter into any transaction, make any commitment or incur any obligation other than in the ordinary course of business.

             8.09      Financial Information.  The Company shall supply Parent with a copy of its internal unaudited monthly financial statements within thirty (30) days after the end of each month prior to Closing, and with a copy of any audited financial statement within ten (10) days after each such financial statement is issued.

             8.10      Consents and Authorizations.

                           (a)         Parent and the Company shall, promptly after the date hereof, commence to obtain, and in any event cause filings with the appropriate authorities to have been made within twenty-five (25) days of the date hereof, and shall thereafter use their best efforts to obtain prior to the Closing Date, any required approvals of the MPUC or the FCC of the transactions contemplated hereby with respect to the authorizations set forth on Schedule 3.06 or which are otherwise required to enable the Surviving Corporation to operate the business of the Company following the Closing in the same manner as conducted on the date hereof.  The Company, with Parent’s cooperation and assistance, shall also, promptly after the date hereof, commence to obtain, and shall use its best efforts to obtain prior to the Closing Date, the consents, waivers and authorizations required by Section 6.06 (except as provided in the final clause of 10.01(a)(ii));, and any other consents, waivers and authorizations required to complete the transactions contemplated hereby.  Parent shall cooperate in all reasonable respects with the Company’s obligations hereunder.

                           (b)        As soon as practicable after the execution of this Agreement, the Parent and the Company shall, to the extent required under applicable laws, file notifications with the Federal Trade Commission and the United States Department of Justice pursuant to the pre-merger notification procedures of the HSR Act.  Thereafter, the Parent and the Company shall cooperate and shall take such actions as are necessary to obtain the expiration or early termination of the waiting period prescribed by the HSR Act.
                           (c)         The Company shall, promptly after the date hereof commence to obtain, and shall use reasonable efforts to obtain within fifteen (15) Business Days of the date of this Agreement, the approval of its shareholders of the transaction contemplated hereby.

                           (d)        If Parent, after further consideration, elects to sell the Company’s independent local exchange carrier or competitive local exchange carrier businesses following Closing, the Company agrees to cooperate with Parent to effect such sale.

             8.11      Notice of Transfer.   Each of Parent and the Company shall cooperate in providing any required notices to the appropriate Governmental Authority regarding any issues of ownership or control or change.

             8.12      Payment of Tax.   All transfer (including any real estate transfer or gains tax), documentary (other than stock transfer), sales, use, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne by the Company when due, and it will file on a timely basis all necessary Tax returns and other documentation with respect to all such transfer, documentary, sales, use, registration and other Taxes and fees, and, if required by applicable Regulation, will, and will cause its Affiliates to, join in the execution of any such Tax returns and other documentation.

             8.13      Agreement to Defend.   In the event any claim of the nature specified in Section 6.07 is commenced, whether before or after the Closing Date, the parties hereto agree to cooperate and use all reasonable efforts to defend against and respond thereto.

             8.14      Further Assurances.   On the terms and subject to the conditions of this Agreement, the parties hereto shall use all reasonable efforts at their own expense to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable regulations to consummate and make effective as promptly as possible the transactions contemplated by this Agreement, and to cooperate with each other in connection with the foregoing, including, without limitation, using all reasonable efforts: (i) to obtain all necessary waivers, consents and approvals from other parties to loan agreements, leases, mortgages and other contracts; (ii) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby; and (iii) to fulfill all conditions to the obligations of the parties under this Agreement.  Each of the parties hereto further covenants and agrees that it shall use all reasonable efforts to prevent a threatened or pending, preliminary or permanent injunction or other order.

             8.15      Consents.  Without limiting the generality of Section 8.14 or the obligations of the parties pursuant to Section 8.10, each of the parties hereto shall use reasonable efforts to obtain all waivers,  authorizations, consents and approvals of all Persons and Governmental Authorities necessary, proper or advisable in connection with the consummation of the transactions contemplated by this Agreement prior to the Closing Date.

             8.16      Public Announcements.   Prior to the Closing Date, no party hereto nor any Affiliate, representative or shareholder of such party, shall disclose any of the terms of this Agreement to any third party, except as required by applicable law or as required to obtain the consents, waivers and authorizations set forth on Schedules 3.02, 3.06, 4.02 and 5.02 and in connection with Parent’s financing of the transactions contemplated hereby, without the other parties’ prior written consent (not to be unreasonably withheld).  Prior to the Closing Date, the form, content and timing of all press releases, public announcements or publicity statements with respect to this Agreement and the transactions contemplated hereby shall be subject to the prior approval of both the Company and Parent, which approval shall not be unreasonably withheld.  Prior to the Closing Date, subject to the requirements of applicable law, no press releases, public announcements or publicity statements shall be released by either party without such prior mutual agreement.  Notwithstanding the foregoing, no party hereto will disclose the Merger Consideration or the manner in which the Merger Consideration is calculated, without the prior written consent of the other parties hereto, other than in connection with seeking consents required by Section 8.15 or in connection with the Proxy Statement.

             8.17      Regulatory Matters.   Unless pursuant to an order of the MPUC, the Company will not change local rates charged to telephone customers and will not apply for any change in the intra-state or interstate pooling mechanism, without the written consent of Parent.
             8.18      Indemnification and Insurance.   Parent and Surviving Corporation agree to indemnify and hold harmless the Company’s officers and directors against any costs or expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative arising out of or pertaining to matters existing or occurring at or prior to the Closing Date, to the fullest extent permitted under the MBCA, except for claims arising against said indemnified parties pursuant to this Agreement, including without limitation Section 8.26 hereof.  The Surviving Corporation will maintain director and officer liability insurance for acts and omissions occurring prior to the Closing Date with coverage in amount and scope at least as favorable as the Company’s existing director and officer liability insurance for a period of six (6) years after the Closing Date; provided, however, that if the existing director and officer liability insurance expires, is terminated or canceled during such six (6) year period, Surviving Corporation will use its best efforts to obtain director and officer liability insurance in an amount and scope as great as can be obtained for the remainder of such period for a premium not in excess of two hundred percent (200%) of the premium paid by the Company as of the Closing Date.  A duplicate original of such insurance policy shall be delivered to the Selling Stockholder Representative at the Closing and within five (5) days after each renewal of such policy or the issuance of any replacement policy during such six (6) year period.

             8.19      Employees; Other Benefits.   Parent agrees that:

                           (a)         It will not terminate, except for cause, any non-temporary employee (including part-time employee) for a period six (6) months after the Closing Date unless it shall pay to such employee six (6) month’s severance and continue, at the Company’s expense, all health insurance coverage for such employee and his or her family during said six (6) month period.  The Company’s non-temporary employees (including part-time employees) are set forth on Schedule 8.19 and do not include any Company shareholders who are also employees of the Company.[severance provisions]

                           (b)        It will provide the employees of the Company benefits at least equivalent to those provided to Parent’s other similarly situated employees and, if it sells the assets of the independent local exchange carrier, will require the purchaser of the independent local exchange carrier to so covenant as well.

                           (c)         All Current Employees will receive full credit for years of service for purposes of all benefit plans offered by Parent and for computation of vacation and sick leave benefits.

             8.20      Payment of Regulatory Fees.   Each of the Company and Parent shall pay fifty percent (50%) of any filing fee imposed under the HSR Act in connection with the transactions contemplated by this Agreement and the Related Documents; and Parent shall pay all fees and expenses incurred in connection with obtaining MPUC and FCC approval of the transactions contemplated by this Agreement and the Related Documents (other than the Company’s attorney fees), including without limitation any “unjust enrichment” fees, taxes or other charges associated with the transfer of the Company’s, its Subsidiaries’ or New Hampshire Wireless, LLC’s PCS licenses.

             8.21      Shareholder Approval.   The Company shall call and give due notice of a special meeting of the shareholders of the Company to be held within fifteen (15) Business Days after the date that the Parent has given written notice to the Company that Parent has satisfied the requirement of the first sentence of Section 8.22, for the purpose of voting on the Merger (the “Special Meeting”) at which the votes of all of the Larger Stockholders shall have been cast in favor of the Merger and the transactions contemplated by this Agreement (including any amendments to the Articles of Incorporation of the Company necessary to permit the transactions contemplated hereby).  The proxy statement to be delivered to the Company’s shareholders in connection with the Special Meeting (the “Proxy Statement”) shall state, inter alia: (i) that the Board of Directors of the Company has unanimously approved the Merger and recommends that the shareholders vote in favor of the Merger; and (ii) that all of the Board members and the Larger Stockholders intend to vote in favor of the Merger.

             8.22      Financing.   Immediately following the execution of this Agreement, Parent shall request, and shall obtain within fifteen (15) Business Days of the date hereof, the consent of its credit line lender to the Merger and to the advance of the funds necessary to pay the Merger Consideration.  If the transaction is not terminated pursuant to Section 10.01(a)(v), Parent will have financing available on the Closing Date sufficient in amount to pay the Merger Consideration.  Parent agrees to provide the Company, at any time and from time to time, upon request, with evidence from itself and third parties upon which it may be relying, that such financing will be available at Closing, conditioned solely upon the closing of the transactions contemplated herein, which evidence shall be in such form and provide such specificity as the Company may reasonably request.
             8.23      Confidentiality.   In the event that the transactions contemplated hereby are not consummated, each party hereto will return to the other party all information and data relating to such other party provided by such other party and any and all copies thereof, and in such event, each party agrees to take all reasonably necessary and appropriate precautions so that none of its agents, employees, accountants, attorneys or other representatives divulge any material information relating to the business of the other party to a third party or use the same in any manner for the profit or to the benefit of the party to whom the information was provided or any such employee, agent, other representatives or a third party.  The obligation of the parties hereto to keep information confidential shall not apply to:

                           (a)         any information which (i) was (at the time of the disclosure thereof) generally known to the public; (ii) became known to the public through no fault of the party or any of its agents or representatives; or (ii) was disclosed to said party by a third party who was not bound by an obligation of confidentiality to the other party; or

                           (b)        disclosures required to be made in accordance with any law, regulation or order of a court or regulatory agency of competent jurisdiction or authority or information included in filings pursuant hereto.

The provisions of this Section 8.23 shall survive the termination of this Agreement.

             8.24      Survival of Obligations to Perform Covenants and Agreements.   Except as otherwise specifically provided herein, the covenants and agreements of Parent, Acquisition Sub and Surviving Corporation set forth in this Agreement or in any certificate or other document delivered pursuant hereto shall, to the extent such covenants and agreements are to be performed, in whole or in part, after the Closing (including, without limitation, the covenants set forth in Sections 8.18 and 8.19), shall survive the consummation of the transactions contemplated by this Agreement and shall be enforceable as provided in Section 10.13.  Except as otherwise specifically provided herein, the covenants and agreements of the Company set forth in this Agreement or in any certificate or other document delivered pursuant hereto shall not survive the consummation of the transactions contemplated by this Agreement.

             8.25      Survival of Representations and Warranties.   The representations and warranties of the Company contained herein or in any certificate or other document delivered pursuant hereto shall survive the consummation of the transactions contemplated by this Agreement for a period of one (1) year, with the exception of the representations and warranties contained in Sections 3.03(a), 3.06, 3.13, 3.14 and 3.28, which shall survive the Closing for a period of four (4) years (the “Warranty Period”).

             8.26      Indemnification for Breach of Representation or Warranty.

             (a)         The Larger Stockholders, by their signatures to this Agreement, indemnify Parent, Acquisition Sub and the Surviving Corporation against actual, out-of-pocket losses on an after-tax basis (including any and all costs, expenses, liabilities, judgments, assessments or penalties and reasonable attorneys’ fees and disbursements relating thereto) (the “Parent Losses”) suffered or incurred by Parent, Acquisition Sub or the Surviving Corporation resulting from or arising out of the inaccuracy or breach of any representation, warranty or covenant of the Company and/or the Larger Stockholders contained in this Agreement asserted with specificity prior to the end of the applicable Warranty Period (the “Warranty Obligations”).  Except for Parent Losses resulting from or arising out of breaches of covenants or any representation or warranty contained in Sections 2.12(g)(i), 3.03(a), 3.06, 3.13, 3.14 or 3.28, (i) Parent, Acquisition Sub and the Surviving Corporation shall recover any Parent Losses solely and exclusively from the Escrow Fund deposited into the Escrow Account with The Key Bank as escrow agent (the “Escrow Agent”), and (ii) the Larger Stockholders shall have no liability for Parent Losses above or beyond the Escrow Funds.  -Except for Parent Losses resulting from or arising out of the Company’s breach of its covenants specified in Article 8 of this Agreement, Parent, Acquisition Sub and the Surviving Corporation shall not be entitled to indemnification on account of any Parent Losses unless the aggregate of Parent Losses shall exceed $500,000, and then only to the extent of the excess thereof.  Attached as Exhibit H is the form of Escrow Agreement.
             (b)        Notwithstanding the foregoing:  (i) Parent, Acquisition Sub and the Surviving Corporation shall not be entitled to indemnification on account of any Parent Losses relating to a breach of Section 3.18 unless the aggregate of such Parent Losses exceeds $100,000, and then only to the extent of the excess thereof; and (ii) Parent, Acquisition Sub and the Surviving Corporation shall recover any Parent Losses relating to a breach of Section 3.18 solely from the Escrow Fund, and the aggregate of such claims shall not exceed $1,000,000 (i.e., the aggregate indemnification for Parent Losses relating to breaches of Section 3.18 will not exceed $900,000).

             8.27      No Solicitation of Other Offers.   Each of the Company and the Larger Stockholders will not, and will not permit their respective directors, officers, employees, representatives, investment bankers, agents, Affiliates and shareholders to, directly or indirectly, (i) solicit or encourage submission of any inquiries, proposals or offers by, (ii) participate in any negotiations with, (iii) afford any access to the properties, books or records of the Company to, (iv) accept or approve, or otherwise assist, facilitate or encourage, or enter into any contract with, any Person or group (other than Parent, Acquisition Sub and their respective Affiliates, agents and representatives), in connection with any transaction involving the merger of the Company, or the sale of stock or assets of the Company.  In addition, and after the consent of Parent’s lender described in Section 10.01(a)(v) has been obtained, each of the Company and the Larger Stockholders will not, and will not permit their respective directors, officers, employees, representatives, investment bankers, agents, Affiliates and shareholders to, directly or indirectly, make or authorize any statement, recommendation or solicitation in support of any such transaction made by any Person or group (other than Parent), and the Company will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.  No other party shall be released from the terms of any confidentiality agreement with the Company, and promptly following the execution of the Agreement the Company will notify all other parties who received confidential information that they are required to return the same to the Company.

             8.28      Post-Closing Transition.  The Company will reasonably consider taking any actions reasonably requested by Parent in preparing for post-closing operation of the Company’s businesses, so long as such actions do not materially interfere with the ongoing operation of the businesses, and do not expose the Company to material liability in the event of a failure of the Closing to occur.

ARTICLE 9.  CLOSING

             The closing (the “Closing”) of the transactions contemplated hereby shall take place at the offices of Gadsby Hannah LLP, 225 Franklin Street, Boston, MA 02110, or such other place as agreed to by the parties, at 9:00 a.m., local time, on the first calendar day of the month following the month in which the last of the conditions set forth in Articles 6 and 7 hereof has been satisfied (or waived) or the first Business Day thereafter; provided, however, that, unless otherwise agreed by the parties, in no event shall the Closing occur later than the date four (4) months after the first Business Day of the month following the date of this Agreement unless the only conditions to Closing not satisfied as of such date are those set forth in Sections 6.06 and 7.04, in which case the Closing shall occur no later than ten (10) months after the first Business Day of the month following the date of this Agreement.

             On the Closing Date, Parent, Acquisition Sub and the Company shall cause the Articles of Merger to be filed in accordance with the provisions of the MBCA and shall take any and all other lawful actions and do any and all other lawful things necessary to effect the Merger and to cause the Merger to become effective.

ARTICLE 10.  GENERAL

             10.01    Termination.

                           (a)         This Agreement may be terminated at any time prior to the Closing:

                                        (i)          by mutual written consent of the Company and Parent;
                                        (ii)         by written notice by either the Company or Parent if the Closing has not occurred by the date four (4) months after the first Business Day of the month following the date of this Agreement or, if the only conditions to Closing not satisfied as of such date are those set forth in Sections 6.02(i), 6.06 and 7.04, by the date ten (10) months after the first Business Day of the month following the date of this Agreement; provided, however, that neither the Company nor Parent will be entitled to terminate this Agreement pursuant to this subsection if its willful breach of this Agreement or its other willful conduct or willful omission, has prevented the consummation of the transactions contemplated hereby;

                                        (iii)        by either the Company or Parent, if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other set forth in this Agreement, which breach has not been cured within thirty (30) days following receipt by the breaching party of written notice of such breach; provided, however, that the right to terminate this Agreement under this Section 10.01(a)(iii) shall not be available to any party which is itself in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement; and further provided, however, that the thirty (30) day cure period, above, shall be reduced to such lower number of days so as to not cause the Closing Date to be extended past the date ten (10) months after the first Business Day of the month following the date of this Agreement;

                                        (iv)       by Parent if within fifteen (15) Business Days after the date that the Parent has satisfied the requirement of the first sentence of Section 8.22, all of the Larger Stockholders have not voted all of their shares of Company Common Stock in favor of the Merger and the transactions contemplated by this Agreement;

                                        (v)        by the Company or Parent if Parent is unable to obtain the consent of its lenders described in Section 8.22 within fifteen (15) Business Days of the date hereof;

                                        (vi)       by Parent if Parent, in substantial compliance with Section 8.05(b), notifies Company at least ten (10) days prior to the Closing Date that Parent Losses relating to a breach of Section 3.18 are reasonably expected to exceed $1,000,000 and the Company, in its sole discretion, shall decline in writing to waive the limitation in Section 8.26(b)(ii) as to such Parent Losses at least three (3) days prior to the Closing Date; except that Parent shall, upon receiving such notice from the Company of its election not to waive the limitation in Section 8.26(b)(ii) as to Parent Losses, have the option to accept the limitation in Section 8.26(b)(ii) as to Parent Losses and to proceed with the Closing.  If Parent elects to terminate this Agreement, Parent’s sole remedy shall be the remedy set forth in Section 10.02(c).  The notice to the Company hereunder shall specify Parent’s good faith estimate of the amount of the Parent Losses relating to a breach of Section 3.18, and shall attach all documentation upon which such estimate is based, and shall be deemed to contain the agreement of Parent, if the Company waives the limitation in Section 8.26(b)(ii) as to such Parent Losses and Parent proceeds with the Closing, that Parent shall assume all Parent Losses in excess of such good faith estimate.
             10.02    Effect of Termination; Liquidated Damages.

                           (a)         In the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or shareholders, subject to the provisions of Section 10.02(b) or Section 10.02(c).  The Deposit and all interest thereon shall be immediately refunded to Parent in the event of any termination hereof, unless the termination is (i) by Parent pursuant to Section 10.01(a)(v), or (ii) by the Company pursuant to Section 10.01(a)(iii) or (v).

                           (b)        Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence of any material breach of any representation, warranty, covenant or agreement by Parent or Acquisition Sub (subject to the cure period provided in Section 10.01(a)(iii)), the Company’s sole remedy shall be to terminate this Agreement pursuant to Section 10.01(a)(iii).  In the event this Agreement is terminated by the Company pursuant to Section 10.01(a)(iii) or by the Company or Parent pursuant to Section 10.01(a)(v), the Company shall be entitled to be paid the amount of the Deposit as liquidated damages as its sole remedy, and the Company and the Larger Stockholders shall release Parent, Acquisition Sub, or any of their respective affiliates, directors, officers and shareholders from any statutory, contract or common law claim or remedy or other liability in connection with this Agreement or otherwise.

                           (c)         Notwithstanding anything to the contrary contained in this Agreement, in the event that this Agreement is terminated by Parent pursuant to Section 10.01(a)(iii), (iv) or (vi) and Parent does not elect any remedy, if available, described in (e), below the Company shall pay to Parent the amount of One Million Dollars ($1,000,000), as liquidated damages, and Parent and Acquisition Sub shall release the Larger Stockholders and the Company, and any of their respective affiliates, directors, officers or shareholders from any statutory, contract or common law claim or remedy or other liability in connection with this Agreement or otherwise, and (ii) in addition to the foregoing payment, Parent shall own and enjoy for a period ending eighteen (18) months after such termination an option which shall become operative in the event that the Larger Stockholders are entertaining a good faith offer by a third party to acquire their shares (or to enter into an economically similar transaction), to acquire the shares of the Larger Stockholders (or to participate in an alternative transaction economically similar to direct acquisition of such shares such as a merger that involves, or sale of the assets of, Star Cellular) at a price per share equal to the lower of (A) the price per share contemplated hereunder, or (B) the price per share offered by said third party; whereupon:  (A) the Company shall give the Parent notice thereof, and (B) the Parent shall be allowed a period of twenty (20) days in which to accept substantially identical terms to the offer from the third party, and an additional thirty (30) days to enter into a binding definitive agreement to exercise such option.

                           (d)        Any payment required to be made pursuant to Section 10.02(b) shall be made in accordance with the terms of the Escrow Agreement.  Any payment required to be made pursuant to Section 10.02(c) shall be made to Parent or its designee not later than two (2) Business Days after delivery by Parent or its designee to the Company of notice of demand for payment and shall be made by wire transfer of immediately available funds to an account designated by Parent or its designee in the notice of demand for payment delivered pursuant to this Section 10.02.

                           (e)         In the event that this Agreement is terminated by Parent pursuant to Section 10.01(a)(iii) or (iv), Parent may elect, in lieu of any other right or remedy hereunder, to pursue the equitable remedy of specific performance or similar equitable remedy provided that Parent has not theretofore pursued any other remedy and has filed suit to exclusively pursue its remedies under this subsection (e) no later then one hundred eighty (180) days after:  (i) as to termination pursuant to Section 10.01(a)(iii), the date of the written notice of breach prescribed by Section 10.01(a)(iii);  or (ii) as to a termination pursuant to Section 10.01(a)(iv), the date of the written notice prescribed by Section 8.21.

             10.03    Amendments, Waivers And Consents.   For the purposes of the Agreement and all agreements, documents, and instruments executed pursuant hereto, except as otherwise specifically set forth herein or therein, no course of dealing between the Company, Parent and Acquisition Sub and no delay on the part of any party hereto in exercising any rights hereunder or thereunder shall operate as a waiver of the rights hereof and thereof.  No covenant or other provision hereof or thereof may be waived otherwise than by a written instrument signed by the party so waiving such covenant or other provision.
             10.04    Governing Law; Consent to Jurisdiction.   This Agreement shall be deemed to be a contract made under, and shall be construed in accordance with, the laws of the state of Maine.

             10.05    Section Headings.   The descriptive headings in this Agreement have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provision thereof or hereof.

             10.06    Notices and Demands.   Any notice or demand which, by any provision of this Agreement or any agreement, document or instrument executed pursuant hereto or thereto, except as otherwise provided therein, is required or provided to be given shall be deemed to have been sufficiently given or served and received for all purposes three (3) days after being sent by certified or registered mail, postage and charges prepaid, return receipt requested, by express delivery providing receipt of delivery, or by facsimile, to the following addresses:

             If to Parent to:

                                        Richard P. Ekstrand, President and CEO
                                        Rural Cellular Corporation
                                        P.O. Box 2000
                                        3905 Dakota Street SW
                                        Alexandria, MN  56308
                                        320-808-2102 (Fax)

             With a copy to:

                                        Richard J. Kelber, Esq.
                                        Moss & Barnett, P.A.
                                        4800 Norwest Center
                                        90 South Seventh Street
                                        Minneapolis, MN  55402-4129
                                        612-339-6686 (Fax)

             If to the Company or the Larger Stockholders to:

                                        Robert C. Carroll, President
                                        Saco River Telegraph and Telephone Company
                                        Bar Mills, Maine 04004
                                        207-929-6262 Fax

             With a copy to:

                                        Jeffrey M. Stoler, Esq.
                                        Gadsby Hannah LLP
                                        225 Franklin Street
                                        Boston, MA 02110
                                        617-345-7050 (Fax)

             If to the Selling Stockholder Representative, to:

                                        Harold J. Carroll, Esq.
                                        Gadsby Hannah LLP
                                        225 Franklin Street
                                        Boston, MA 02110
                                        617-345-7050 (Fax)
             With a copy to:

                                        Jeffrey M. Stoler, Esq.
                                        Gadsby Hannah LLP
                                        225 Franklin Street
                                        Boston, MA 02110
                                        617-345-7050 (Fax)

or at any other address designated by any party to this Agreement to each of the other parties in writing.

             10.07    Counterparts.   This Agreement may be executed simultaneously in any number of counterparts, each of which when so executed and delivered shall be taken to be  an original; but such counterparts shall together constitute but one and the same document.

             10.08    Severability; Complete Agreement.   Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be deemed prohibited or invalid under such applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of such provision or the other provisions of this Agreement.

             This agreement and the related documents are intended by the parties hereto to be a complete and final expression of their agreement and may not be contradicted by evidence of any prior or contemporaneous oral agreement.  The parties acknowledge and agree that no unwritten oral agreement exists between them with respect to the subject matter of this agreement.

             10.09    Expenses.   Unless otherwise provided for in this Agreement, each of Parent, the Company and Acquisition Sub shall pay all costs, fees (including attorneys’ fees) and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement.  The costs, fees (including attorneys’ fees) and expenses that the Company incurs, including the brokerage fees and expenses payable to Daniels shall be paid from the Expense Fund.

             10.10    Assignment.   This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto, either in whole or in part, without the prior written consent of the other parties hereto; provided, however, that Parent may assign this Agreement or any of the rights, interests or obligations hereunder to an affiliate without the prior written consent of the Company if Parent remains liable for the complete and timely performance by the assignee of all of the obligations hereunder in favor of the Company.

             10.11    Accounting Terms.   All accounting terms used herein which are not expressly defined in this Agreement shall have the meanings given to them in accordance with GAAP.

             10.12    Parties.   Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any persons or entities other than the parties hereto and their respective successors and permitted assigns.  Without limiting the foregoing, no third Person shall be a beneficiary of any provision of this Agreement except as contemplated by Section 10.13.

             10.13    The Selling Stockholder Representative.

                           (a)         As a condition of approving this transaction, the Company’s stockholders shall have approved the appointment of Harold J. Carroll as the representative (“Selling Stockholder Representative”) of the Eligible Stockholders and the Interested Persons after the Closing Date pursuant to an agreement that shall have been approved by the Larger Stockholders.  The Selling Stockholder Representative shall have the duties, obligations, rights and responsibilities set forth in said Agreement, including the following provisions of this Section 10.13.
                           (b)        The Selling Stockholder Representative shall take such actions as he deems necessary or appropriate in connection with the post-closing adjustment provided for in Section 2.12, as more fully set forth in Section 2.12.

                           (c)         From and after the Closing Date, the Selling Stockholder Representative may take such actions as he deems reasonable or necessary to enforce, on behalf of (i) the Eligible Shareholders or (ii) the officers, directors, employees, or agents of the Company (“Interested Persons”), as the case may be, each and any of the covenants or agreements of Parent, Acquisition Sub, or Surviving Corporation made in this Agreement to or for the benefit of the Eligible Shareholders or Interested Persons; provided, however, that, except with respect to the post-closing adjustment provided for in Section 2.12: (A) the Selling Stockholder Representative shall be under no duty or obligation whatsoever to so act and the decision to so act, or to refrain from so acting, shall be in the sole and exclusive discretion of the Selling Stockholder Representative; and (B) the Selling Stockholder Representative shall not so act without first providing notice to all Interested Persons who may be affected by any such action.

                           (d)        The Selling Stockholder Representative shall be entitled to such compensation, and to the reimbursement of expenses, as is provided in the Selling Stockholder Representative Agreement.  Parent and Acquisition Sub specifically agree on behalf of themselves and on behalf of Surviving Corporation that, in the event that the Selling Stockholder Representative takes any action pursuant to subsection (c), above and prevails in such action, the Selling Stockholder Representative shall be entitled to compensation and the reimbursement of all costs, expenses, and attorneys fees incurred by him with respect to such action, all as more specifically provided in the Selling Stockholder Representative Agreement.

                           (e)         The Selling Stockholder Representative shall not be personally liable to Parent, Acquisition Sub or the Company, or to any of the Eligible Shareholders or Interested Persons, for or in respect of any loss, claim, damage, liability or expense resulting from or arising out of (i) any decision by the Selling Stockholder Representative not to exercise his discretion  to any act or failure to act by the Selling Stockholder Representative in connection with this Agreement, other than for any loss, claim, damage, liability or expense which shall be finally adjudicated to be the result of gross negligence or willful bad faith on the part of the Selling Stockholder Representative.

                           (f)         The Selling Stockholder Representative shall be appointed in accordance with the terms of an agreement that conveys to the Selling Stockholder Representative unfettered authority to take any and all actions as he or she deems necessary or appropriate in connection with furthering the terms and intentions of this Agreement, as such Selling Stockholder Representative shall determine, in his or her sole discretion, pursuant to a Selling Stockholder Representative Agreement in such form as may be approved by the Larger Stockholders.

             10.14    Jury Waiver.   Each of Parent, Company, and Acquisition Sub hereby waive trial by jury in any action, proceeding, suit, or counterclaim on any matter whatsoever arising out of or in any way connected with this Agreement and the Related Documents and the Transactions contemplated hereby and thereby.

             10.15    Schedules.   The Parties hereto acknowledge and agree that the restatement or partial restatement in the schedules attached hereto of any representation, or other portion of this Agreement shall not in any way be deemed to limit or eliminate the requirement for full disclosure on the schedule relating to such representation, warranty or other portion of this Agreement.

             10.16    Dispute Resolution.     In the event of a dispute between the Parties to this Agreement which cannot be resolved within the procedures set forth herein, the matter shall be submitted to binding arbitration in Boston, Massachusetts under the rules of Commercial Arbitration of the American Arbitration Association.  In lieu of other agreement, three arbitrators shall be selected, one by each party to the dispute and one by the two so selected arbitrators.  The arbitrators may award costs and reasonable counsel fees to the prevailing party if equity so requires.

[ THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK ]
             IN WITNESS WHEREOF, the undersigned have executed this Agreement and Parent or Acquisition Sub has paid the $10,000,000 Deposit (for which the Escrow Agent has separately receipted), as a sealed instrument as of the day and year first above written.

LARGER STOCKHOLDERS AS TO SECTIONS 2.12(g)(i), 3.03(a), 3.25, 3.28, 6.09, 8.26, 8.27 and 10.02	SACO RIVER TELEGRAPH AND TELEPHONE COMPANY

By:

Robert C. Carroll	Robert C. Carroll, President and Chief Executive Officer

RURAL CELLULAR CORPORATION

Harold J. Carroll

By:

Charlotte C. Vial	Richard Ekstrand, President and Chief Executive Officer

Gregory C. Carroll

The Harold D. Carroll Testamentary Trust u/w/d March 20, 1980

By:

Robert C. Carroll, trustee

By:

Harold J. Carroll, trustee

Henrietta M. Carroll Irrevocable Grand-children’s Trust u/t/d November 23, 1988

By:

Robert C. Carroll, trustee

By:

Harold J. Carroll, trustee

By:

Charlotte C. Vial, trustee

Homer Waterhouse S. R. Tel. and Tel. Trust u/t/d October 30, 1991

By:

Robert C. Carroll, trustee

By:

Harold J. Carroll, trustee

Exhibit A

Form of Articles of Merger

[See printed form prescribed by the Business Corporation Law of Maine, attached]
Exhibit B

Form of Legal Opinion of Company’s and Subsidiaries’ Corporate Counsel

             [All terms capitalized in this Opinion Letter without definition shall have the meanings as defined in the Agreement and Plan of Merger (“Agreement”).]

             It is our opinion that:

1.	SRTT and each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Maine. New Hampshire Wireless, LLC, a Maine limited liability company (“NHW LLC”) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Maine. SRTT, each Subsidiary and NHW LLC: (i) is qualified to do business as a foreign organization in the jurisdictions listed on Exhibit ___, and (ii) has all requisite corporate power and authority to carry on their respective businesses as presently conducted or contemplated.

2.	The execution, delivery and performance by SRTT of the Agreement and the Related Documents have been duly authorized by all corporate action of SRTT, and the Agreement and the Related Documents constitute the legal, valid and binding obligation of SRTT and, to the extent specified therein, each Larger Stockholder, enforceable against SRTT and each Larger Stockholder, in accordance with their respective terms. The execution and delivery of the Agreement and Related Documents by SRTT and the Larger Stockholders and their respective performance of the transactions contemplated thereby do not: (i) violate, conflict with, or result in a default under, any contract, instrument, agreement, indenture, obligation or commitment known to us to which SRTT, any Subsidiary, NHW LLC or any Larger Stockholder is a party or pursuant to which SRTT, such Subsidiary, NHW LLC or such Larger Stockholder’s assets are bound, or any provision of the Articles of Incorporation, By-laws or other organizational documents of SRTT, any Subsidiary or NHW LLC; (ii) create any Lien upon any of the properties or assets of SRTT, any Subsidiary or NHW LLC; (iii) violate any provision of Applicable Law [as defined herein]; (iv) violate or constitute a default under, any provision of any decree, judgment or order of, or any restriction imposed by any court, or other federal, state or local governmental agency binding on SRTT, any Subsidiary, NHW LLC or any Larger Stockholder; or (v) except as expressly contemplated by the Agreement, require any notice to, filing with or consent or approval of any Governmental Authority or Person.

3.	To our knowledge, there are no claims, actions, suits, proceedings or investigations pending or threatened against SRTT, any Subsidiary, NHW LLC or any Larger Stockholder with respect to the Agreement, the Related Documents or in connection with the transactions contemplated thereby.

4.	To our knowledge, after review of the stock transfer ledgers and corporate record books of SRTT, each Subsidiary and NHW LLC, the authorized and issued capital stock of SRTT and of each Subsidiary and the membership interests in NHW LLC are as set forth on Schedule 3.03 to the Agreement and the owners of record of the Company Common Stock, the shares of capital stock of each Subsidiary and the membership interests in NHW LLC are as identified on Exhibit 3.03 to the Agreement. To our knowledge, all of the presently issued and outstanding shares of capital stock of SRTT and each Subsidiary and the membership interest in NHW LLC held by Saco River Communications Corp. are free and clear of all Liens or other limitations or restrictions, including any restriction on the right to vote, sell or otherwise dispose of such capital stock, membership interest or other voting securities or ownership interest, except to the extent described in the Agreement. To our knowledge after review of the corporate record books of SRTT, each Subsidiary and NHW LLC, neither SRTT nor any Subsidiary nor NHW LLC has issued any other shares of its capital stock or, with respect to NHW LLC, any additional membership interests, and there are no (i) outstanding warrants, options or other rights to purchase or acquire any of such shares or membership interest, (ii) outstanding securities convertible into such shares or membership interest, (iii) outstanding warrants, options or other rights to acquire any such convertible securities, or (iv) obligations of SRTT, any Subsidiary or NHW LLC to repurchase, redeem or otherwise acquire any of the securities or other equity interest referred to (i), (ii) or (iii).

Exhibit C

Form of Legal Opinion of Company’s and Subsidiaries’ Local Counsel

[All terms capitalized in this Opinion Letter without definition shall have the meanings as defined in the Agreement and Plan of Merger (“Agreement”).]

             It is our opinion as of the date hereof that:

             1.          Schedule 3.06 to the Merger Agreement accurately and completely lists all of the licenses, permits and authorizations issued by the MPUC (collectively the “Licenses) to SRTT and its Subsidiaries (individually a “Company” and collectively the “Companies”) as of the Closing Date.  Schedule 1 hereto accurately and completely lists all pending applications filed by any of the Companies with the MPUC as of the Closing Date.  Each Company holds all Licenses, consents, approvals and orders that are necessary under the laws of the State of Maine and rules and regulations of the MPUC for such Company to conduct its existing business as the same is now conducted.

             2.          To our knowledge, after due inquiry, (i) the Licenses are validly issued; (ii) the Licenses are in full force and effect and are not subject to any condition outside of the ordinary course; and (iii) all applicable express conditions relating to the Licenses have been satisfied.

             3.          No consent, approval, or authorization, license or order of, or filing with, the MPUC other than the Final Order of the MPUC dated ___________ under Docket No. ___________ is necessary for either the execution and delivery of the Agreement and the Related Documents, the performance by the parties of its/their respective obligations under the Agreement or Related Documents and the consummation of the transactions contemplated by the Agreement or Related Documents in accordance with the terms thereof.

             4.          Neither the execution and delivery of the Agreement or the Related Documents, nor the performance by the parties of its/their respective obligations thereunder, will violate any of the MPUC rules or regulations.

             5.          To our knowledge after our review of public files of the MPUC and appropriate files of this firm (except for an Order of the MPUC dated __________ approving a stipulation with SRTT), we confirm that:

                           (a)         there is no adverse MPUC order, decree or ruling outstanding against SRTT, any Subsidiary or any Larger Stockholder;

                           (b)        there is no proceeding (including any rulemaking proceeding), complaint or investigation against SRTT, any Subsidiary or any Larger Stockholder pending or to our knowledge threatened before the MPUC (including any pending judicial review of such an action by the MPUC) except for proceedings affecting LECs, the PCS, cellular or paging industries generally to which SRTT or its Subsidiaries are not a specific party;

                           (c)         neither SRTT, nor any Subsidiary, nor any Larger Stockholder is a party to any complaint, action or other proceeding at the MPUC, including both complaints against other licensees or applicants and rulemakings of general applicability; and

                           (d)        the business operations of SRTT and its Subsidiaries are presently operated in substantial compliance with the MPUC Laws and nothing has come to our attention to cause us to believe, and we have no reason to believe that SRTT or any Subsidiary has at any time prior to the date hereof failed to operate its respective business in substantial compliance with the then applicable MPUC Laws.
Exhibit D

Form of Legal Opinion of Company’s and Subsidiaries’ FCC

             [All terms capitalized in this Opinion Letter without definition shall have the meanings as defined in the Agreement and Plan of Merger (“Agreement”).]

             It is our opinion as of the date hereof that:

             1.          Schedule 1 hereto accurately and completely lists all of the licenses, permits, and authorizations issued by the FCC (collectively, the “Licenses”) to SRTT, its Subsidiaries (individually a “Company” and collectively the “Companies”) or to New Hampshire Wireless, LLC (“NHW”) as of the Closing Date.  Schedule 2 hereto accurately and completely lists all pending applications filed by any of the Companies or NHW with the FCC as of the Closing Date.  Each of the Companies holds all Licenses, consents, approvals and orders required under the Communications Law [ as defined in the Opinion ] that are necessary for such Company conduct its existing businesses as now conducted.  NHW holds all Licenses required under the Communications Law that are necessary for NHW to construct and operate Personal Communications Services facilities on frequency block F in the Manchester-Nashua, New Hampshire Basic Trading Area.

             2.          To our knowledge, after due inquiry, (i) the Licenses are validly issued; (ii) the Licenses are in full force and effect and are not subject to conditions outside the ordinary course (except for the payment of applicable unjust enrichment fees associated with the transfer of PCS Licenses); and (iii) all applicable express conditions on the face of the Licenses have been satisfied.

             3.          The most recent renewal of the Licenses (where applicable) has been granted by the FCC in the ordinary course, or application(s) for renewal of the Licenses have been timely filed with the FCC.

             4.          Neither the execution and delivery of the Agreement, nor the performance by the parties of their respective obligations thereunder, will violate the Communications Law, or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or cause any forfeiture or impairment of, any of the Licenses.

             5.          To our knowledge, after due inquiry, each of the Companies has filed with the FCC or other designated entities (including, but not limited to, the National Exchange Carrier Association, Inc. and the Federal Aviation Administration) all applications, statements, reports, tariffs, information, forms, or any other document required under the Communications Law, except where the failure to so file would not have a material adverse effect on such Company’s ability to provide its services as described in the Agreement and related documents, and, to our knowledge, no deficiencies have been asserted by the FCC with respect to such filings or submissions which have not been the subject of corrective filings with the FCC on the Company’s behalf, except where the deficiency is of such a nature that failure to cure any such deficiency would not have a material adverse effect on the ability of such Company to provide its services as described in the Agreement.

             6.          To our knowledge, based upon due inquiry, one or more of the Companies engages in the resale of domestic and international telecommunications services and holds all necessary FCC authorization pursuant to Section 214 of the Act (as defined herein) to do so.  To the full extent required by the FCC, such Company’[ies] has[ve] filed tariffs with the FCC with respect to the Company’s[ies] resale of domestic and international telecommunications services.

             7.          Based upon a review of public files of the FCC, appropriate files of this firm and an inquiry of lawyers in this firm who have substantial responsibility for the Companies and NHW’s legal matters handled by this firm, we confirm that:

                           (a)         there is no unsatisfied adverse FCC order, decree or ruling outstanding against any of the Companies, NHW or in respect of any of the Licenses;

                           (b)        there is no proceeding (including any rulemaking proceeding), complaint or investigation against any of the Companies, NHW or in respect of any of the Licenses pending or threatened before the FCC (including any pending judicial review of such an action by the FCC) except for proceedings affecting the telephone exchange, PCS, cellular or long distance resale industries generally;

                           (c)         none of the Companies nor NHW is a party to any complaint, action or other enforcement proceeding at the FCC, including complaints against other licensees or applicants;

                           (d)        none of the Companies nor NHW has been the subject of any final adverse order, decree or ruling of the FCC (including any notice of forfeiture which has been paid) respecting such entity and/or its Licenses which would have a materially adverse effect on its operations; and

                           (e)         no action, suit, proceeding or investigation is pending or, to the best of our knowledge, threatened in writing, and no judgement, order, decree or ruling has been entered, against any of the Companies or NHW before or by the FCC that gives us reason to believe that any of the Licenses will be revoked or will not be renewed in the ordinary course or would have any material adverse affect on the Licenses.
Exhibit E

Form of Articles of Merger

QUIT CLAIM DEED
With Covenant
And Easement

             SACO RIVER COMMUNICATIONS CORPORATION, a Maine corporation duly organized and existing and having its principal place of business at Bar Mills, Maine (“SRCC”), for consideration paid, does hereby remise, release, bargain, sell and convey, and forever quitclaim, to COMMUNICATIONS DESIGN, INC., a Maine corporation having its principal place of business at P.O. Box 48, Bar Mills, Maine 04004 (“CDI” or “Grantee”), its successors and assigns, the real property legally described on Exhibit A hereto (the “Fee Parcel”), and the perpetual appurtenant easements described on Exhibit B hereto (the “Easements”), located on Ossipee Mountain in the Town of Waterboro, County of York and State of Maine, subject to the right of Grantor further described below.

             In the event the Fee Parcel and Easements shall cease to be used for telecommunications purposes by Grantee, its successors or assigns, for a continuous period of three (3) years (hereinafter “abandonment”), SRCC, its successors or assigns, shall have the right to serve upon Grantee, its successors or assigns, written notice that SRCC deems that abandonment of the Fee Parcel and Easements has occurred.  In the event that Grantee, its successors or assigns, fails, within thirty (30) days following service of SRCC’s notice of deemed abandonment, to demonstrate to SRCC by written evidence that abandonment has not occurred, then SRCC shall be entitled to record an affidavit in the York County Registry of Deeds that Grantee, its successors and assigns, have abandoned the Fee Parcel and Easements, and title to the Fee Parcel and Easements shall be deemed to revert to SRCC, its successors and assigns, thirty (30) days after the recording of such affidavit. In the event of abandonment, Grantee covenants that it will cooperate with SRCC and its successors and assigns to confirm the reversion of such title and will execute any documents reasonably necessary to effectuate the reversion.  The parties agree that the term “telecommunications purposes” is intended to be broadly construed, and shall include but not be limited to the transmission, emission or reception of signs, signals, writing, data, images and sounds or intelligence of any nature by wire, radio, optical or other electromagnetic systems, using cable, conduits, supportive pads, platforms, cabinets, terminals, equipment, antennae, wire distribution facilities, guy wires, fencing, generators and fuel supply tanks or batteries, buildings, towers, and appurtenances as well as future developments in the telecommunications field, whether or not presently known.

             Title reference - with respect to sources of title to the hereinabove described premises reference may be had to the following deed recorded in the York County Registry of Deeds:  Book 7671, Page 340, deed from Saco River Telegraph and Telephone Company to SRCC dated December, 1995.

             Plan reference – reference is hereby made to “Plan Showing a Standard Boundary Survey made for Saco River Telephone and Telegraph Company, Parcel located at Mountain Road, Ossipee Mountain – Waterboro – Maine, Scale 1” = 150’” dated January 6, 1995, revised March 15, 1995, prepared by ___________________, and recorded in said Registry of Deeds in Plan Book 223, Pages 46 and 47.

             TO HAVE AND TO HOLD the same, together with all the privileges and appurtenances thereunto belonging, to the said Grantee, its successors and assigns, forever.  SRCC does covenant with the said Grantee, its successors and assigns, that it shall and will warrant and defend the premises to the said Grantee, its successors and assigns forever, against the lawful claims and demands of all persons claiming by, through or under it.

             The said Saco River Communications Corporation has caused this instrument to be signed in its name and behalf this _____ day of ________________, 2000.

SACO RIVER COMMUNICATIONS
CORPORATION

By:

Witness	Robert C. Carroll, President
Hereunto duly authorized

STATE OF MAINE
COUNTY OF YORK, SS.		, 2000

             Then personally appeared the above named Robert C. Carroll, President of Saco River Communications Corporation, and acknowledged the foregoing instrument to be his free act and deed in his said capacity and the free act and deed of Saco River Communications Corporation.

Before me,

Notary Public / Attorney at Law
Print Name:

EXHIBIT A

[legal description of Fee Parcel]
EXHIBIT B

Easements

             An appurtenant right-of-way and perpetual easement across the parcel of land legally described on Exhibit B-1 hereto, for all methods and purposes of ingress and egress and the use, introduction, installation, maintenance and repair of utility services, over a strip of land approximately __________ (_____) feet in width throughout, shown as “Access Road to Top of Mountain” on the Survey Plan attached hereto as Exhibit B-2, and running from Mountain Road, so-called, in a general Westerly, Southwesterly and Southerly direction to the Fee Parcel as shown on the attached Survey Plan and over and across the existing overhead electric lines and utility poles running from the top of Ossipee Mountain in a Southeasterly direction across land now or formerly of Collins to Mountain Road.  There is included the following rights and easements with regard to the foregoing easements granted:  (1) to enter upon and to construct, operate, maintain, build and rebuild a gravel access drive and appurtenant culverts, grades and ditches within the strip of land; and (2) to connect to existing utility services located within or without the right of way and to install, operate, and maintain new facilities within the area of the Easements, for the installation, maintenance and operation utilities, including but not limited to electricity and lines for telecommunications purposes ((as defined in the Quit Claim Deed to which this is attached), provided however, that Grantee shall not install utility lines in the Easement area without first using commercially reasonable efforts to obtain utility connections through existing service lines, or similar alternative means..

An appurtenant perpetual easement to enter upon the lands of Saco River Communications Corporation, its successors and assigns, which are adjacent to the Fee Parcel and the access drive depicted on Exhibit B-2 hereto, from time to time, for the purposes of facilitating the construction, maintenance, reconstruction, replacement and repair of the facilities of Grantee, its successors and assigns, located or to be located upon the Fee Parcel.  Grantee, its successors and assigns, agree that if damage is caused to the lands of Saco River Communications Corporation, its successors and assigns, as a result of the use of the easement described in this paragraph, then Grantee, its successors and assigns shall repair the damage caused and restore the lands of Saco River Communications Corporation, its successors and assigns, to its condition existing prior to its use by Grantee, its successors or assigns.
EXHIBIT B-1
[legal description of Ossippee Mountain property]
EXHIBIT B-2
SURVEY PLAN
Exhibit F

Form of Mutual Release

MUTUAL RELEASE

             This Mutual Release is made this ___ day of ______________, 200__, by and among Saco River Telegraph and Telephone Company, a Maine corporation (the “Company”), Rural Cellular Corporation, a Minnesota corporation (the “Purchaser”), SRTT Acquisition Corp. (“Acquisition Sub”)and the undersigned Larger Shareholders (collectively the “Larger Shareholders”).

             WHEREAS, the Purchaser, the Company and the Larger Shareholders have entered into an Agreement and Plan of Merger dated as of June 19, 2000 (the “Merger Agreement”) (capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement);  and

             WHEREAS, it is a condition precedent to the obligations of the parties under the Merger Agreement that the parties execute this Mutual Release.

             NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

             1.          Release of Each of the Larger Shareholders.  Except as otherwise provided in paragraph 3 below, the Purchaser, Acquisition Sub and the Company acting for themselves and their respective successors and assigns, and each of them, do hereby release and forever discharge each of the Larger Shareholders, their respective heirs, personal representatives, trustees, agents, successors and assigns, and each of them, from any and all liabilities, claims, demands and causes of action, either in law or in equity, known or unknown, liquidated or unliquidated, which have arisen or may arise out of or are in any way connected with any act, omission, event, occurrence, representation, warranty, failure, default or breach, actual or asserted, of any one or more of the Larger Shareholders with respect to the business of the Company or the respective relationships of the Larger Shareholders with the Company on or prior to the date of this Mutual Release.

             2.          Larger Shareholder Release.  Except as otherwise provided in paragraph 3 below, each of the Larger Shareholders, acting for themselves, their heirs, personal representatives, trustees, agents, successors and assigns, and each of them, does hereby release and forever discharge each of the Purchaser, Acquisition Sub and the Company, their respective directors, officers, employees, agents, consultants, successors and assigns, and each of them, from any and all liabilities, claims, demands and causes of action, either in law or in equity, known or unknown, liquidated or unliquidated, which have arisen or may arise out of or are in any way connected with any act, omission, event, occurrence, representation, warranty, failure, default or breach, actual or asserted, of any one or more of the Purchaser, Acquisition Sub or the Company on or prior to the date of this Mutual Release.
             3.          Excluded Claims.  This Mutual Release shall not apply to any liabilities, obligations, claims, demands or causes of action, either in law or in equity, known or unknown, liquidated or unliquidated, which have arisen or may arise out of or are in any way connected with the Merger Agreement or any of the documents, instruments or agreements to be executed by any one or more of the parties pursuant to the Merger Agreement.

             4.          Governing Law.  The validity, interpretation, and performance of this Mutual Release shall be controlled by and construed under the laws of the State of Maine.

             5.          Counterparts.  This Mutual Release may be executed in one or more counterparts which together constitute one and the entire agreement among the parties with respect to the transactions contemplated hereby.

             6.          Pronouns.  For the purposes of this Mutual Release, masculine pronouns shall include the feminine and neuter forms hereof as appropriate.

             7.          Severability.  Whenever possible, each provision of this Mutual Release will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Mutual Release is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Mutual Release.

             8.          Amendment.  This Mutual Release shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by written amendment signed by each of the parties hereto.

             9.          Headings.  The headings herein are for purposes of reference only and shall not otherwise effect the meaning or interpretation of any provision hereof.
             IN WITNESS WHEREOF, the parties hereto have executed this Mutual Release as of the day, month and year first above written.

LARGER STOCKHOLDERS	SACO RIVER TELEGRAPH AND TELEPHONE COMPANY

[ INSERT LARGER SHAREHOLDER SIGNATURE	By:
BLOCKS ]
Name:

Title:

RURAL CELLULAR CORPORATION

By:

Name:

Title:

SRTT ACQUISITION CORP.

By:

Name:

Title:

Exhibit G

Form of Non-Competition, Non-Solicitation and Confidentiality Agreement

Non-Competition, Non-Solicitation
and
Confidentiality Agreement

             This Non-Competition, Non-Solicitation and Confidentiality Agreement (“Agreement”) has been executed and delivered as of the ___  day of ___________________ , by ___________________ (“Larger Shareholder”), for the benefit of Rural Cellular Corporation, a Minnesota corporation, (“RCC”) and its subsidiaries, including, but not limited to Saco River Telegraph and Telephone Company, a Maine corporation (“SRTT”).

R E C I T A L S:

A.	SRTT, certain stockholders of SRTT, including the Larger Stockholder and Rural Cellular Corporation, a Minnesota corporation (“RCC”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) dated as of June __ , 2000 which provides for the acquisition by a wholly owned subsidiary of RCC (or one of RCC’s subsidiaries) all of the issued and outstanding capital stock of SRTT; and

B.	Unless otherwise defined in this Agreement, capitalized terms used but not defined shall have the same definition as ascribed to such terms in the Merger Agreement; and

C.	As a material inducement to RCC to acquire, through merger, SRTT, and in consideration of the terms and conditions contained in the Merger Agreement and other good and valuable consideration, the Larger Stockholder has agreed to enter into this Agreement as a condition of consummating the transaction contemplated by the Merger Agreement.

             NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agrees as follows:

             1.          Restrictive Covenant.  Larger Stockholder agrees that for a period of one (1) year from and after the date of this Agreement (“Restricted Period”) (which period shall be extended as appropriate for any period(s) of time that the Larger Stockholder is in breach of the restrictive covenants set forth herein), he/she/it will not, directly or indirectly, own (except for ownership of less than three percent (3%) of the aggregate securities of any class of publicly traded securities of any Person), participate in (whether as a partner, shareholder, principal, member, officer, director, agent, trustee, consultant, lender, employee or in any other relationship or capacity), operate, manage, or work for any Person that engages in the operation or ownership of any of the following businesses located in Maine, New Hampshire or within two hundred fifty (250) miles thereof:  (A) any local exchange carrier or other wireline telecommunications business;  (B) any wireless telecommunications business, including cellular, personal communication services, microwave or other bandwidth;  (C) and other communication or data services.

             2.          Nonsolicitation of Employees.  The undersigned further agrees that during the Restricted Period the undersigned will not, either alone or in conjunction with any other Person, directly or indirectly, solicit, divert or attempt to solicit or divert any of the employees or agents of RCC or its subsidiaries (including SRTT) to work for or represent any competitor of RCC or its subsidiaries (including SRTT) or for any other employment.

             3.          Confidentiality.  The undersigned agrees that all matter of a proprietary or confidential nature, including, but not limited to, financial data, information regarding customers, vendors and pricing information, which the undersigned has obtained or which the undersigned has made or compiled during or because of the undersigned’s relationship with SRTT shall be the exclusive property of SRTT and shall be regarded by the undersigned as of a confidential or proprietary nature.  The undersigned will regard and preserve as confidential all such information, will neither disclose, nor supply to any person, firm, or business, nor use for the undersigned’s own benefit or business said confidential or proprietary information unless otherwise expressly authorized in writing by RCC.
             4.          Enforcement.

             (A)       The undersigned agrees that the scope of the restrictions contained in this Agreement are reasonable and necessary for the protection of RCC and its subsidiaries (including SRTT).  If any court should hold that the covenants contained in this Agreement are too broad to be enforced, the undersigned specifically agrees that the court shall not disregard the provisions of this Agreement but shall, instead, enforce those provisions as to such scope as the court deems equitable.

             (B)        The undersigned recognizes that RCC and its subsidiaries (including SRTT) will suffer irreparable damage if the undersigned breaches these covenants.  The undersigned recognizes that it may be difficult to compute the damage to RCC and its subsidiaries (including SRTT) as a result of any such breach by the undersigned and that, therefore, in addition to any other relief to which it may be entitled, RCC and its subsidiaries (including SRTT) shall be entitled to apply to any court of competent jurisdiction for injunctive relief, both temporary and permanent, to restrain any breach, threatened or actual, of any of the restrictive covenants contained herein, and the undersigned hereby consents to the issuance of such injunctive relief without the posting of a bond or other security.

             (C)        This Agreement will be governed by the laws of the State of Maine.  The undersigned hereby consents to personal jurisdiction by the federal and state courts of the State of Maine in the event of any dispute arising hereunder.

5.          Miscellaneous.

             (A)       The undersigned agrees that this Agreement shall inure to the benefit of RCC and its subsidiaries (including SRTT) and their successors and assigns.

             (B)        No waiver or modification of this Agreement or any provision of this Agreement will be effective unless made in writing and executed by both parties hereto.

             IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date set forth in the first paragraph.

(Larger Shareholder)

Exhibit H
Form of Escrow Agreement

Escrow Agreement

             This Escrow Agreement (this “Agreement”) is made as of June 20, 2000 by and among Saco River Telegraph and Telephone Company, a Maine corporation (“SRTT”), Rural Cellular Corporation, a Minnesota corporation (“RCC” or “Purchaser”), Harold J. Carroll, the (“Selling Stockholder Representative”), and Key Trust Company, N.A., a national banking association (“Escrow Agent”).

R E C I T A L S:

WHEREAS, Purchaser, SRTT and certain shareholders of SRTT defined in the Merger Agreement as the Larger Stockholders, have entered into an Agreement and Plan of Merger dated as of June 20, 2000 (the “Merger Agreement”) relating to the acquisition, through merger, of all of the stock of SRTT (capitalized terms used herein but not defined herein have the meaning ascribed thereto in the Merger Agreement);
WHEREAS, the Larger Stockholders are not parties to this Agreement, but instead have appointed the Selling Stockholder Representative to act as their representative in connection with the Merger and the provisions of this Agreement;
             WHEREAS, the Merger Agreement provides, among other things, that (i) RCC shall deposit Ten Million and No/100 Dollars ($10,000,000) into escrow (the “Deposit Escrow”) pending consummation of the transaction contemplated by the Merger Agreement, and (ii) an escrow (the “Indemnification Escrow”) shall be established at the Closing from Five Million and No/100 Dollars ($5,000,000) of the Deposit Escrow to serve as a fund to pay for downward adjustments in the Merger Consideration and as an indemnification fund for breaches of representations, warranties and covenants of SRTT and the Larger Stockholders, in accordance with the provisions of the Merger Agreement;  and

WHEREAS, on the date hereof, RCC has delivered to the Escrow Agent and Escrow Agent has received the aggregate amount of Ten Million and No/100 Dollars ($10,000,000), which amount Escrow Agent has agreed to hold and deliver pursuant to this Agreement.
             NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

AGREEMENT:

             1.          Appointment.  Escrow Agent agrees to act as the escrow agent as set forth herein, and as such escrow agent to receive, administer and dispose of the Deposit Escrow and the Indemnification Escrow.  All interest and other proceeds earned on the Deposit Escrow and on the Indemnification Escrow, as well as interest and proceeds earned thereon, are hereinafter referred to as “Interest.” The Deposit Escrow and the Interest earned thereon are hereinafter together referred to as the “Deposit Escrow Balance.”  The Indemnification Escrow and the Interest earned thereon are hereinafter referred to as the “Indemnification Escrow Balance.”

             2.          Rights, Duties and Immunities.

             (a)         Acceptance by Escrow Agent of its duties under this Agreement is subject to the following terms and conditions, which all parties to this Agreement hereby agree shall govern and control the rights, duties and immunities of Escrow Agent:

                           (i)          The duties and obligations of Escrow Agent shall be determined solely by the express provisions of this Agreement, and Escrow Agent shall not be liable except for the performance of such duties and obligations as are specifically set out in this Agreement, and Escrow Agent shall not be deemed to have any knowledge of or responsibility for the terms of any other agreement, including the Merger Agreement.

                           (ii)         Escrow Agent shall not be responsible in any manner whatsoever for any failure or inability of RCC, the Larger Stockholders or of anyone else, to deliver moneys to Escrow Agent or otherwise to honor any of the provisions of this Agreement or the Merger Agreement.

                           (iii)        RCC and SRTT, up to the Closing, and, following the Closing, RCC and the Larger Stockholders will reimburse and indemnify Escrow Agent for, and hold it harmless from and against, any losses, liabilities, damages, deficiencies, claims, demands, costs or expenses (including interest, penalties and reasonable attorney’s fees and disbursements)(hereinafter “Losses”) arising out of or in connection with its acceptance of, or the performance of its duties and obligations under, this Agreement, except for Losses caused by the willful misconduct or gross negligence of Escrow Agent. Without limiting the foregoing, Escrow Agent shall in no event be liable in connection with its investment or reinvestment of any cash held by it hereunder in good faith in accordance with the terms hereof, including any liability for any delays not resulting from its gross negligence or willful misconduct or any loss of interest incident to any such delays. The provisions of this section shall survive any termination of this Agreement.

                           (iv)       Escrow Agent shall be fully protected in acting on and relying upon any written notice, direction, request, waiver, consent, receipt or other paper or document that Escrow Agent in good faith believes to have been signed or presented by the proper party or parties.

                           (v)        Escrow Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything that it may do or refrain from doing in connection herewith, except its own willful misconduct or gross negligence.
                           (vi)       Escrow Agent may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties hereunder, and it shall incur no liability and shall be fully protected in respect of any action taken, omitted or suffered by it in good faith in accordance with the opinion of such counsel.

                           (vii)      Escrow Agent makes no representation as to the validity, value, genuineness or collectibility of any security, document or instrument held by or delivered to it.

             (b)        If a controversy arises between one or more of the parties hereto, or between any of the parties hereto and any person not a party hereto, as to whether or to whom Escrow Agent is to deliver the Deposit Escrow Balance or the Indemnification Escrow Balance, or any portion thereof, or as to any other matter arising out of or relating to the Deposit Escrow Balance, the Indemnification Escrow Balance or this Agreement, Escrow Agent shall not decide the controversy and shall not make any delivery of any disputed portion of the Deposit Escrow Balance or the Indemnification Escrow Balance, but shall retain the escrowed funds until the rights of the parties to the dispute have finally been determined by written agreement among the parties in dispute, by written arbitration award, or by order of a court of competent jurisdiction. Escrow Agent shall deliver the Deposit Escrow Balance or the Indemnification Escrow Balance, or any portion thereof, within five (5) Business Days after Escrow Agent has received (i) joint written notice from RCC and SRTT (up to and including the Closing); or (ii) joint written notice from RCC and the Selling Stockholder Representative following the Closing; (iii) a written arbitration award;  or (iv) a copy of the written order of a court of competent jurisdiction, and in each case, in accordance with the agreement of the parties or in accordance with the express terms of such award or order, as applicable.  Escrow Agent shall be entitled to assume that no such controversy has arisen unless it has received a written notice that such a controversy has arisen that refers specifically to this Agreement and identifies by name and address the adverse claimants in the controversy. If a controversy of the type referred to in this section arises, Escrow Agent may, in its sole discretion (but shall not be obligated to), commence interpleader or similar actions or proceedings for the determination of the controversy.

             3.          Investment.

                           (a)         Until Closing, Escrow Agent shall invest and reinvest the Deposit Escrow Balance as RCC shall direct (subject to applicable minimum investment requirements) by the furnishing of written direction;  provided, however, that no investment or reinvestment may be made except in the following:

                           (i)          direct obligations of the United States of America or obligations the principal of and interest on which are unconditionally guaranteed by the United States of America;
                           (ii)         certificates of deposit issued by any bank, bank and trust company or national banking association (including Escrow Agent and its affiliates) whose deposits are insured by the Federal Deposit Insurance Corporation or a similar governmental agency;

                           (iii)        repurchase agreements with any bank, trust company or national banking association (including Escrow Agent and its affiliates);  or

                           (d)        any money market funds substantially all of which is invested in the foregoing investment categories, including any money market fund managed by Escrow Agent or any of its affiliates.

                           (b)        From and after the Closing, Escrow Agent shall invest and reinvest the indemnification escrow balance as the Selling Stockholder Representative shall direct (subject to applicable minimum investment requirements) by the furnishing of written direction;  provided, however, that investments and reinvestments must be made only in investment grade securities or other more conservative investments.

             4.          Release of Deposit Escrow Balance. Escrow Agent shall hold the Deposit Escrow Balance until it delivers the Deposit Escrow Balance as follows:

                           (a)         If Escrow Agent receives written notification from RCC and SRTT stating that the Closing will occur, Escrow Agent shall immediately liquidate any portion of the Deposit Escrow Balance invested as soon as practicable (but in no event later than the Closing Date) and, upon the Closing, Escrow Agent shall (i) retain Five Million and No/100 Dollars ($5,000,000) of the Deposit Escrow as the Indemnification Escrow;  (ii) disburse Five Million and No/100 Dollars ($5,000,000) of the Deposit Escrow to Payment Agent;  and (iii) disburse the remaining Deposit Escrow Balance to RCC.

                           (b)        If Escrow Agent receives written notice signed by SRTT stating that the anticipated Closing will not occur and that SRTT is entitled to the Deposit Escrow Balance pursuant to the terms of the Merger Agreement, Escrow Agent shall deliver or mail a copy of said notice to RCC. Within fifteen (15) Business Days after RCC’s receipt of such notice, RCC shall respond in writing to SRTT and Escrow Agent that RCC either agrees with or contests SRTT’s claim to the Deposit Escrow Balance.  If RCC contests SRTT’s claim to the Deposit Escrow Balance, Escrow Agent shall continue to hold the Deposit Escrow Balance until it shall have received written notice of instructions signed by SRTT and RCC, by a written arbitration award, or by a written order of a court of competent jurisdiction directing delivery of the Deposit Escrow Balance, in which case Escrow Agent shall deliver the Deposit Escrow Balance in accordance with any such instructions, award or order.  If RCC does not deliver its response within such time period, RCC will be deemed to have agreed with SRTT’s claim to the Deposit Escrow Balance. If RCC agrees (or, pursuant to the immediately preceding sentence, is deemed to have agreed) with such determination, Escrow Agent shall promptly deliver the Deposit Escrow Balance to SRTT.

                           (c)         If Escrow Agent receives written notice signed by RCC stating that the anticipated Closing will not occur and that RCC is entitled to the Deposit Escrow Balance pursuant to the terms of the Merger Agreement, Escrow Agent shall deliver or mail a copy of said notice to SRTT. Within fifteen (15) Business Days after SRTT’s receipt of such notice, SRTT shall respond in writing to RCC and Escrow Agent that SRTT either agrees with or contests RCC’s claim to the Deposit Escrow Balance.  If SRTT contests RCC’s claim to the Deposit Escrow Balance, Escrow Agent shall continue to hold the Deposit Escrow Balance until it shall have received written notice of instructions signed by RCC and SRTT, by a written arbitration award or by a written order of a court of competent jurisdiction directing delivery of the Deposit Escrow Balance, in which case Escrow Agent shall deliver the Deposit Escrow Balance in accordance with any such instructions, award or order.  If SRTT does not deliver its response within such time period, SRTT will be deemed to have agreed with RCC’s claim to the Deposit Escrow Balance.  If SRTT agrees (or, pursuant to the immediately preceding sentence, is deemed to have agreed) with such determination, Escrow Agent shall promptly deliver the Deposit Escrow Balance to RCC.

                           (d)        Notwithstanding the foregoing, Escrow Agent shall disburse the Deposit Escrow Balance in accordance with any written instructions given jointly by RCC and SRTT.
             5.          Release of Indemnification Escrow Balance.  Escrow Agent shall hold the Indemnification Escrow Balance until it delivers the Indemnification Escrow Balance, or any portion thereof, as follows:

                           (a)         Adjustment to Merger Consideration.  If Escrow Agent receives written notification from RCC and the Selling Stockholder Representative stating that they have made a final determination of the Closing Date Purchase Price, and such amount is less than the Estimated Merger Consideration, the Escrow Agent shall immediately liquidate the necessary portion of the Indemnification Escrow Balance invested as soon as practicable and disburse the lesser of (i) the entire amount of the Indemnification Escrow Balance; or (ii) the amount by the Closing Date Purchase Price is less than the Estimated Merger Consideration.  The balance of the Indemnification Escrow Balance, together with amounts subsequently deposited by the Larger Stockholders in accordance with the provisions of Section 2.12(g)(i) of the Merger Agreement, shall be held by the Escrow Agent until disbursed in accordance with the remaining provisions of this Section 5.

                           (b)        Claim for Indemnification Escrow Balance by RCC.  If, on or prior to the expiration of the Warranty Period (the “Claim Deadline”), RCC has cause to submit a claim (herein an “RCC Indemnification Claim”) for indemnification, reimbursement or payment of Parent Losses pursuant to Section 8.26 of the Merger Agreement, RCC, in order to be entitled to reimbursement for such Parent Losses from the Indemnification Escrow Balance, shall, on or before the Claim Deadline, provide Escrow Agent with written notice of the RCC Indemnification Claim (“Claim Notice”), accompanied by a certificate of service of a copy of such Claim Notice provided by RCC concurrently to the Selling Stockholder Representative, describing in such Claim Notice the nature of the Parent Losses against which RCC claims to be entitled to be indemnified pursuant to Section 8.26 of the Merger Agreement (the “Indemnified Loss”).  Said Claim Notice shall also include the amount, if capable of determination, or if not capable of determination, RCC’s good faith estimate of the amount, of the Parent Losses resulting from the RCC Indemnification Claim.  RCC shall not be prohibited from claiming additional Parent Losses with respect to an applicable RCC Indemnification Claim from time to time in accordance with the provisions of this Section 5(b).  Unless Escrow Agent receives from the Selling Stockholder Representative a written objection to the RCC Indemnification Claim or to the amount or estimated amount of the Parent Losses specified in the Claim Notice, accompanied by a certificate of service of a copy provided by the Selling Stockholder Representative concurrently to RCC, within fifteen (15) Business Days after the Selling Stockholder Representative receives RCC’s  Claim Notice, the Selling Stockholder Representative shall be conclusively presumed to have approved the RCC Indemnification Claim, and RCC shall be entitled to payment in the amount of the Parent Losses set forth or estimated in the Claim Notice from the Indemnification Escrow Balance.  In such case, Escrow Agent shall, within three (3) Business Days after the date which is fifteen (15) Business Days after Escrow Agent received the applicable Claim Notice, pay to RCC (or such Affiliate of RCC designated in the Claim Notice) from the Indemnification Escrow Balance, the amount of Parent Losses set forth or estimated in the Claim Notice.  If the Selling Stockholder Representative shall, within such fifteen (15) Business Day period give written notice to Escrow Agent and RCC objecting to the RCC Indemnification Claim or the amount or the estimated amount of the Parent Losses set forth in the Claim Notice, the Escrow Agent shall retain the Indemnification Escrow Balance until it receives a written notice with instructions signed by each of RCC and the Selling Stockholder Representative, a written arbitration award, or a written order of a court of competent jurisdiction .

                           (c)         If, by the Claim Deadline, all Claim Notices have been duly processed in accordance with Section 5(b), then, as soon as practicable following the Claim Deadline, Escrow Agent shall distribute the Indemnification Escrow Balance to the Payment Agent, or such other person or entity as is designated by the Selling Stockholder Representative.  If one or more Claim Notices have not been fully resolved as of the Claim Deadline, then Escrow Agent shall retain in the Indemnification Escrow a sum (the “Pending Claims Amount”) equal to the lesser of (i) the entire Indemnification Escrow Balance or (ii) one hundred twenty percent (120%) of the amount claimed in the pending Claim Notices.  The Pending Claims Amount shall remain in the Indemnification Escrow until Escrow Agent receives written notice with instructions signed by each of RCC and the Selling Stockholder Representative, a written arbitration award, or a written order of a court of competent jurisdiction.  If, on the Claim Deadline, the Indemnification Escrow Balance exceeds the Pending Claims Amount, Escrow Agent shall disburse such excess amount to Payment Agent or such other person or entity as is designated by the Selling Stockholder Representative.

                           (d)        General Disbursement.  Notwithstanding the foregoing, Escrow Agent shall disburse the Indemnification Escrow Balance in accordance with any written instructions given jointly by RCC and the Selling Stockholder Representative.

             6.          Alternative Security.  At any time after the first anniversary of the Closing Date, the Larger Shareholders may propose the substitution of the Indemnification Escrow with an alternative security arrangement (the “Alternative Security”) which assures RCC a source of indemnification equivalent to the Indemnification Escrow and which is otherwise reasonably satisfactory to RCC.  Promptly following issuance of the Alternative Security, (i) a Pending Claims Amount (if required as set forth in Section 5(c)) shall be established, held and distributed in the manner described in Section 5(c), and (ii) any remaining Indemnification Account Balance shall be distributed, also in the manner described in Section 5(c).  After establishment of the Alternative Security, RCC Indemnification Claims shall be funded by the Alternative Security, and shall be subject to the claim procedures set forth in Section 5(b), which shall be tailored as necessary to the type of Alternative Security in accordance with the written agreement of RCC and the Selling Stockholder Representative.  Said agreement shall be set forth in an amendment to this Agreement or described in the documentation that establishes the Alternative Security.

             7.          Successor Escrow Agent.

                           (a)         Escrow Agent (and any successor Escrow Agent) may at any time resign by delivering the Deposit Escrow Balance or the Indemnification Escrow Balance to any successor Escrow Agent designated by each of Purchaser and either SRTT or the Selling Stockholder Representative (as applicable) in writing, or to any court of competent jurisdiction, whereupon Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Escrow Agreement. The resignation of Escrow Agent shall take effect on the earlier of the appointment of a successor escrow agent or the day that is thirty (30) calendar days after the date of delivery of Escrow Agent's written notice of resignation to the other parties hereto. In the event that a successor Escrow Agent has not been appointed at the expiration of such thirty–day period, Escrow Agent's sole responsibility hereunder shall be the safekeeping of the Deposit Escrow Balance and the Indemnification Escrow Balance and to deliver the Deposit Escrow Balance and the Indemnification Escrow Balance in accordance with any written agreement signed by each of RCC and SRTT or as any court of competent jurisdiction may order and to deliver the Indemnification Escrow Balance in accordance with any written agreement signed by each of RCC and the Selling Stockholder Representative or as any court of competent jurisdiction may order.

                           (b)        If Escrow Agent receives a written notice signed by each of Purchaser and SRTT or the Selling Stockholder Representative, as provided in Section 7(a) above, stating that they have selected another Escrow Agent, any portion of the Deposit Escrow Balance or the Indemnification Escrow Balance invested by Escrow Agent shall be promptly liquidated, and Escrow Agent shall deliver the Deposit Escrow Balance or the Indemnification Escrow Balance to the successor Escrow Agent named in the aforesaid notice within ten (10) calendar days of its receipt of such notice.

             8.          Fees.  For its services hereunder, Escrow Agent shall be entitled to the annual fee set forth on Schedule A, such amount to be paid in advance each year, pro rated for any partial year after the first year. Further, it is understood and agreed that if Escrow Agent is required to undertake any obligations or perform any duties other than those described above, Escrow Agent shall be entitled to a further reasonable fee therefor.  All fees of Escrow Agent, including reasonable fees and expenses of outside counsel hired in accordance with Section 2(a)(vi), shall be payable up to the Closing, one–half (½) by RCC and one–half (½) by SRTT;  and following the Closing, one–half by RCC and one-half from the Expense Fund or other source provided by the Selling Stockholder Representative or the Larger Shareholders.

             9.          Tax Reporting. For tax reporting purposes, Interest earned with respect to the Deposit Escrow shall be reported as Interest of RCC, and Interest earned with respect to the Indemnification Escrow shall be reported as Interest of Seller.

             10.        Miscellaneous.

                           (a)         Consent to Jurisdiction. In order to enforce the provisions hereof, each of the parties hereto (a) submits and consents to the personal jurisdiction of any Maine state or federal court with respect to any suit, action or proceeding relating to this Agreement, (b) waives any objection that such party may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in any such court, and waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum, (c) waives the right to object that any such court does not have personal jurisdiction over such party, and (d) consents to the service of process in any such suit, action or proceeding upon the receipt through the United States mail of copies of such process to such party by certified mail to the addresses indicated herein or at such other addresses of which the other parties shall have received written notice. Nothing herein shall preclude any party from bringing suit or taking other legal action in any other jurisdiction or from serving legal process in any other manner permitted by law or in equity.

                           (b)        Expenses. The parties to this Agreement shall, except as otherwise specifically provided herein, bear their respective expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement, including all fees and expenses of agents, representatives, consultants, counsel and accountants.

                           (c)         Further Assurances. Each of the parties shall execute such agreements and documents and take such further actions as may be reasonably required or desirable to carry out the provisions hereof.

                           (d)        Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. If any court determines that any covenant, or any part of any covenant is invalid or unenforceable, such covenant shall be enforced to the extent permitted by such court, and all other covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.
                          (e)         Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given when received if delivered personally against receipt; the next Business Day if sent for next Business Day delivery by a nationally recognized overnight courier service; or upon receipt if sent by certified, registered or express mail, return receipt requested, postage prepaid. In each case notice shall be sent as follows:

(i)          if to SRTT:

Saco River Telegraph and Telephone Company
Bar Mills ME 04004
Attn:  Robert C. Carroll, President

with a required copy (that shall not constitute notice) to:

Gadbsy Hannah LLP
225 Franklin Street
Boston MA 02110
Attn:  Jeffrey M. Stoler

(ii)         if to the Selling Stockholder Representative:

Harold J. Carroll, Esq.
Gadsby Hannah LLP
225 Franklin Street
Boston MA 02110

             with a required copy (that shall not constitute notice) to:

Gadbsy Hannah LLP
225 Franklin Street
Boston MA 02110
Attn:  Jeffrey M. Stoler

(iii)        if to RCC:

                           Rural Cellular Corporation
                           P. O. Box 2000
                           3905 Dakota Street SW
                           Alexandria MN 56308
                           Attn:  Richard P. Ekstrand, President & CEO

                           with a required copy (that shall not constitute notice) to:

Moss & Barnett, P.A.
4800 Norwest Center
90 South 7th Street
Minneapolis MN 55402–4129
Attn:  Richard J. Kelber, Esq.

(iv)       if to Escrow Agent:

Key Trust Company, N.A.
127 Public Square, 15th Floor
Cleveland OH 44114
Attn:  Joyce Apostolec

Any party may, by notice given in accordance with this section to the other parties, designate another address or person for receipt of notices hereunder.

                           (f)         Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior agreements, written or oral, with respect thereto.  Notwithstanding the foregoing, as between Purchaser, SRTT and the Larger Stockholders, nothing in this Agreement shall modify the relative rights, duties and responsibilities of the parties set forth in the Merger Agreement.

                           (g)        Amendments and Waivers. This Agreement may be modified or amended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

                           (h)        Governing Law; Construction. This Agreement shall be governed and construed in accordance with the Laws of the State of Maine without regard to principles of conflicts of Law. As both parties have participated in the drafting of this Agreement, any ambiguity shall not be construed against either of the parties as the drafter.

                           (i)          Assignment; Binding Effect. Neither this Agreement nor any of the rights or obligations hereunder may be assigned (including by operation of law) by any party without the prior written consent of the other party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, provided, however, that RCC shall be entitled to assign at Closing its rights under this Agreement to one or more Affiliates without the consent of SRTT or the Larger Stockholders, provided that such assignment shall not relieve RCC of any of its obligations hereunder and RCC shall be entitled to assign its contractual rights hereunder to its senior institutional lenders to the extent required by applicable loan agreements.  In addition, the Selling Stockholder Representative may assign, without consent, his rights and obligations pursuant to this Agreement to any duly appointed successor Selling Stockholder Representative.

                           (j)          Beneficiaries of Agreement. The representations, warranties, covenants and agreements expressed in this Agreement are for the sole benefit of the other parties hereto and are not intended to benefit, and may not be relied upon or enforced by, any other party as a third–party beneficiary or otherwise.

                           (k)         Counterparts; Facsimile Signatures.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto. Facsimile signatures on this Agreement and any of the agreements and documents executed in connection herewith shall be deemed original signatures.

                           (l)          Schedules. The Schedules are a part of this Agreement as if fully set forth herein. All references herein to Sections, subsections, clauses, Schedules shall be deemed references to this Agreement, unless the context shall otherwise require.

                           (m)        Computation of Days; Holidays. Whenever this Agreement provides for a period of time that is expressed in terms of a numbers of days prior to or within which actions or events are to occur or not occur, such time period shall be measured in calendar days unless otherwise expressly provided. Whenever this Agreement provides for a date, day or period of time on or prior to which actions or events are to occur or not occur, and if such date, day or last day of such period of time falls on a day that is not a Business Day, then the same shall be deemed to fall on the immediately following Business Day.

                           (n)        Headings. The headings in this Agreement are for reference only, and shall not affect the meaning or interpretation of this Agreement.

[ Signature blocks on next page ]
             IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
RURAL CELLULAR CORPORATION	SACO RIVER TELEGRAPH AND TELEPHONE COMPANY

By	By

Name:	Name:

Title:	Title:

KEY TRUST COMPANY, N.A.	SELLING STOCKHOLDER REPRESENTATIVE

By

Name:	Harold J. Carroll

Title:

SCHEDULE A

FEES

Escrow Agent’s Fee:

                           $2,000 per year and $75.00 per investment transaction